EXHIBIT 10.8

DATE OF LEASE EXECUTION: April 14, 2015

(To be completed by Landlord)

ARTICLE I - REFERENCE DATA

A.SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1:

LANDLORD:	MCC3, LLC, a Delaware limited liability company

MANAGING AGENT:	Jones Lang LaSalle Americas, Inc.

LANDLORD’S ADDRESS:

c/o New Boston Fund, Inc.
22630 Davis Drive, Suite 125
Sterling, VA 20164
Attention: Mr. David G. Langol

with a copy of all notices to:

Jones Lang LaSalle Americas, Inc.
1801 K Street, NW, Suite 1000
Washington, DC 20006
Attention: Marshall Durston

and

New Boston Fund, Inc.
75 State Street, Suite 1410
Boston, MA 02109
Attention: Timothy J, Medlock

LANDLORD’S REPRESENTATIVE:	David Langol

TENANT:	Synthetic Biologics, Inc., a Nevada corporation

TENANT’S ADDRESS (FOR NOTICE AND BILLING):
9605 Medical Center Drive, Suite 270 Rockville, MD 20850 with a copy of all notices to: Scheer Partners, Inc. 9201 Corporate Boulevard Rockville, MD 20855 Attention: Henry Bernstein, SVP

TENANT’S REPRESENTATIVE:	Scheer Partners, Inc.

BUILDING: The building on the parcel of land described in Exhibit A hereto. References in the Lease to “Base Building” mean the Building shell including base Building mechanical, electrical and plumbing systems (other than the horizontal distribution lines, ducts or equipment); main lobby and elevator lobbies on the first floor, but excluding all leased or leasable areas within the Building.

BUILDING ADDRESS: 9605 Medical Center Drive, Rockville, MD 20850

RENTABLE FLOOR AREA OF TENANT’S SPACE: Approximately 5,365 square feet, measured in accordance with Section 10.24 hereof.

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: Approximately 1 15,691 square feet measured in accordance with Section 10.24 hereof.

TENANT’S DESIGN COMPLETION DATE: December 31, 2014

SCHEDULED TERM COMMENCEMENT DATE: May 1, 2015

TERM EXPIRATION DATE: October 31, 2020

APPROXIMATE TERM: Five (5) Years and Six (6) Months

BASE YEAR: Calendar year 2015

ANNUAL RENT: $142,172.50 (full service) for the first Lease Year (subject to an annual adjustment as provided in Section 4.1), computed as follows: $26.50 p.r.s.f. X 5,365 rentable square feet = $142,1 72.50 (full service) Annual Rent.

SECURITY DEPOSIT: $1 1,847 77

TENANT ALLOWANCE: In accordance with Section 3.5, Tenant is allotted an allowance by the Landlord not to exceed $45.00 p.r.s.f. leased for design and construction of the Leasehold Improvements, as provided in Article Ill hereof (the “Tenant Allowance”).

TENANT IMPROVEMENT REIMBURSEMENT TO LANDLORD: As defined in Section 3.1.

TENANT’S SHARE: Tenant’s Share shall be equal to a fraction, the numerator of which shall be the Rentable Floor Area of Tenant’s Space (as the same may be increased or decreased in accordance with this Lease) and the denominator of which shall be the Total Rentable Floor Area of the Building.

PERMITTED USES: Office only and no other use.

COMMERCIAL GENERAL LIABILITY INSURANCE:	SINGLE OCCURRENCE: $5,000,000
AGGREGATE: $10,000,000

LEASE YEAR: For all purposes of this Lease, the term [‘Lease Year” shall mean any period of twelve consecutive calendar months during the Term of this Lease which begins on the Commencement Date or an anniversary thereof, provided, however, that if the Commencement Date does not occur on the first day of a month, then the term “Lease Year” shall mean any period of twelve consecutive calendar months during the Term of this Lease beginning on the first day of the next calendar month following the Commencement Date, and the first Lease Year shall also include the period between the Commencement Date and the first day of such succeeding calendar month and provided further that the last Lease Year shall terminate on the Term Expiration Date or such earlier date on which the Lease may be terminated.

SPECIAL PROVISIONS: The first monthly installment of Annual Rent in the amount of $11,847.77 shall be due upon the execution of this Lease by Tenant (the “Rent Deposit”). Provided Tenant is not in default hereunder, the monthly installments of Annual Rent due for the first six (6) months of the Term shall be abated upon the Commencement Date, and the Rent Deposit paid by Tenant pursuant to the immediately preceding sentence shall be applied by Landlord to the seventh (7th) monthly installment of Annual Rent due hereunder. The Security Deposit shall also be due upon the execution of this Lease by Tenant.

B.EXHIBITS.

The exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A	Legal Description of Lot
EXHIBIT B	Plan Showing Tenant’s Space
EXHIBIT C	Conceptual Plan
EXHIBIT D	Landlord’s Services
EXHIBIT E	Rules and Regulations
EXHIBIT F	First Offer Space
EXHIBIT G	Form of Estoppel Certificate
EXHIBIT H	Form of Lease Commencement Date Agreement
EXHIBIT I	Intentionally deleted
EXHIBIT J	Form of Mortgagee Subordination and Nondisturbance Agreement
EXHIBIT K	Form of Ground Lessor Nondisturbance and Attornment Agreement

ARTICLE II - PREMISES AND TERM

2.1PREMISES.

Subject to and with the benefit of the provisions of this Lease and the Ground Lease (as hereinafter defined) relating to the parcel of land described in Exhibit A attached hereto and made a part hereof (the “Lot”), Landlord hereby leases to Tenant, and Tenant leases from Landlord, Tenant’s Space shown in Exhibit B attached hereto and made a part hereof and commonly known as Suite 270, on the second floor of the Building on the Lot, excluding exterior faces of exterior Walls, the common facilities areas and building service fixtures and equipment serving exclusively or in common other parts of the Building. Tenant’s Space, with such exclusions, is hereinafter referred to as the “Premises”

Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto: (a) the common facilities included in the Building or on the Lot to the extent and in the location from time to time designated by Landlord and the common facilities, if any, on the Johns Hopkins University Montgomery County Campus (the “Campus”) of which the Building and Lot are a part to the extent such facilities are available for use by tenants of the Building, and (b) the building service fixtures and equipment serving the Premises.

Landlord reserves the right from time to time, without notice or liability to Tenant, (a) to install, repair, replace, use, maintain and relocate for service to the Premises and to other parts of the Building or either, building service fixtures and equipment wherever located in the Building provided that after any repairs or replacements Tenant has substantially the same fixtures and equipment in the Premises and (b) to alter or relocate any common facilities provided that Tenant has access to all of the common facilities . Landlord shall use reasonable efforts to minimize any disruption to Tenant’s enjoyment of the Premises from other construction and repair activity within the Building. Tenant acknowledges that Johns Hopkins University (“JHU”) will conduct evening and weekend classes in the Building and that to accommodate such users, the Building common areas will be open from 7 a.m. to 1 1 p.m., Monday through Friday, and from 8 a.m. to 6 p.m., Saturday, Sunday and Holidays (subject to adjustment from time to time).

References to the “Ground Lease” shall mean and refer to that certain Ground Lease (Phase Ill) by and between Landlord and Johns Hopkins University, dated as of July 16, 2003.

2.2TERM.

To have and to hold for a period (the “Term”) commencing on the earlier of (a) the Scheduled Term Commencement Date or (b) the date on which the Premises are deemed ready for occupancy as provided in Section 3.2, and (c) in any event, the date on which Tenant occupies all or any part of the Premises (whichever of said dates is appropriate being hereafter referred to as the “Commencement Date”), and continuing until the Term Expiration Date, unless sooner terminated as provided in this Lease. Promptly following Landlord’s request, Landlord and Tenant agree to execute a Lease Commencement Date Agreement in the form of Exhibit H which shall establish the Commencement Date and become part of the Lease.

It is understood and agreed that if Landlord’s Work (as defined in Article III) is not substantially completed by Landlord in accordance with Article Ill on or before the Scheduled Term Commencement Date, or if for any other reason Landlord is unable to deliver possession of the Premises to Tenant as and when herein required, this Lease shall not be void or voidable except as may otherwise herein be expressly provided, nor shall Landlord or Landlord’s agents and employees be liable to Tenant for any loss or damage resulting therefrom. In such event the Commencement Date shall be extended as provided in Article III.

2.3OPTION TO RENEW.

Tenant shall have the right to renew the Lease in its entirety for one consecutive additional term of five (5) years (a “Renewal Term”), upon written notice delivered to Landlord (the “Renewal Notice”) not less than 6 months nor more than 16 months prior to the Term Expiration Date; provided that at the time Tenant gives the Renewal Notice to Landlord and for the remainder of the initial Term, (i) Tenant is not in default hereunder, and (ii) Tenant has not assigned this Lease and is not subleasing in the aggregate more than fifty percent (50%) of the Premises (whether or not such assignment or sublease(s) were permitted in accordance with this Lease). In no event shall any sublessee or assignee be entitled toexercise the right to renew set forth in this paragraph.

If this right to renew is exercised by Tenant, all terms, covenants, conditions and provisions of the Lease (including, without limitation, those related to additional rent, Operating Cost Escalations and Real Estate Tax Escalations) shall apply during the Renewal Term, and the Lease shall continue in full force and effect except that: (a) Tenant shall occupy the Premises in its then “as-is” condition and there shall be no abatement of Annual Rent nor shall there be any credit or allowance given to Tenant and Landlord shall have no obligation to make any improvements or alterations in or to the Premises or the Building; (b) the Annual Rent for the Premises shall be adjusted as hereinafter provided; and (c) Tenant shall have no further right to renew or extend this Lease. Annual Rent for the first year of the Renewal Term will be equal to the then-projected market rate of rent for space comparable to the Premises in the Building as of the expiration of the initial Term and shall thereafter escalate, in accordance with market terms as determined in accordance herewith provided, however, in no event shall Annual Rent be more than one hundred five percent (105%) of the then current Annual Rent (the “Maximum Renewal Rent”).

If Landlord and Tenant have not agreed in writing as to the Annual Rent to be paid by Tenant during the Renewal Term as provided above within 30 days following delivery of Tenant’s Renewal Notice, then this Renewal Option shall immediately terminate and be of no further force and effect, and the Lease shall terminate on the scheduled Term Expiration Date.

2.5RIGHT OF FIRST OFFER.

Subject to the conditions subsequently set forth in this Section 2.5, Tenant shall, during the remainder of the initial Term of this Lease, have a one-time right of first offer with respect to the lease of the space identified as the “First Offer Space” shown on Exhibit F hereto and contiguous to the Premises (herein referred to as the “First Offer Space”), when such rentable space becomes Available for Leasing (as hereinafter defined), provided that (a) at the time the First Offer Space becomes Available for Leasing, (i) Tenant is not in default hereunder, (ii) Tenant has not assigned this Lease and is not subleasing in the aggregate more than fifty percent (50%) of the Premises (whether or not such assignment or sublease(s) were permitted in accordance with this Lease), (iii) at least thirty-six (36) months remain in the term of this Lease; provided, however that if the term of this Lease has been extended for the Renewal Term, then such thirty-six (36) month requirement shall not apply , and (b) in no event shall any assignee or sublessee be entitled to exercise the right of first offer set forth in this paragraph. Landlord has not offered a right of first offer to the First Offer Space to any other tenant under lease in the Building entered into prior to the Date of Lease Execution set forth at the beginning of this Lease and will not offer any such right to any future tenants under leases in the Building (unless and to the extent that the same shall be subject and subordinate to this instant Right of First Offer). As a result, Tenant’s rights hereunder in the First Offer Space shall arise only upon the expiration of early termination of the term of any lease of such space entered into prior to the Date of Lease Execution or pursuant to an option, right of refusal, offer or negotiation granted to a tenant under a lease executed prior to the Date of Lease Execution, including all permitted extensions or expansions thereof,. For purposes hereof, First Offer Space shall be “Available for Leasing” if such space is then or will within 12 months thereafter be vacant and unencumbered by any lease, option or right in favor of another tenant or tenants in the Building under leases executed prior the Date of Lease Execution.

If and when the First Offer Space or any portion thereof (herein referred to as the “Offered Space”) becomes Available for Leasing in accordance with the preceding paragraph, prior to entering into a lease of such area with another person or entity, Landlord, by written notice to Tenant (“Landlord’s Offer Notice”), shaft first offer to lease to Tenant the Offered Space provided that no other tenant has a prior claim to such space as described in the preceding paragraph and provided further that the conditions set forth herein are satisfied. Upon the receipt of Landlord’s Offer Notice, Tenant shall have thirty (30) days after receipt of Landlord’s Offer Notice to advise Landlord in writing of Tenant’s election to lease the entire Offered Space (the “Tenant’s Election Notice”), failing which Tenant’s rights as to the Offered Space under this Section 2.5 shall terminate and shall be null and void and Landlord shall be free to lease the Offered Space in its sole discretion to another party or parties or to otherwise encumber the same in favor of other new or existing tenant(s) in the Building on such terms as Landlord may elect.

Any space taken by Tenant pursuant to this Section 2.5 shall; except as expressly provided in this Section 2.5, be taken by Tenant in its “as is” and “where is” condition and added to the Premises under the terms of this Lease, provided that Landlord shall have no obligation to incur or provide Tenant with any allowance or rent abatement provided under this Lease, and Annual Rent for the Offered Space shall be determined as hereinafter provided. The Annual Rent payable by Tenant for Offered Space leased by Tenant in accordance with this Section 2.5 shall be equal to the then-prevailing market rate of rent with market concessions for comparable space in the market area and shall escalate annually in accordance with market terms, provided however, that in no event shall rent per square foot for the Offered Space be less than the current per square foot rent payable by Tenant hereunder.. In the event Landlord and Tenant are unable to reach agreement upon an amendment to this Lease adding the Offered Space to the Premises, including the rate of rent for such space, within thirty (30) days following the date Landlord received Tenant’s Election Notice, either Landlord or Tenant may elect that the fair market rent and escalations be determined in accordance with the Three Broker Method. If neither Landlord nor Tenant delivers notice to the other electing to use the Three Broker Method within seven (7) business days following the aforesaid thirty (30) day period, Tenant’s exercise of the Right of First Offer hereunder shall be void, and Landlord shall be free to lease the Offered Space to others on such terms as Landlord may elect.

ARTICLE III- CONSTRUCTION

3.1INITIAL CONSTRUCTION.

Landlord shall cause to be installed in the Premises, at Landlord’s sole cost and expense,(a) all fire and life safety equipment required pursuant to the Completed Plans, (b) all demising partitions required by the Complete Plans, (c) building standard window coverings, and (d) electrical wiring, circuits and panels and plumbing as shown on the Completed Plans; and shall cause the HVAC system serving the Premises to be cleaned and connected to the Base Building HVAC System (“Landlord’s Work”), subject to Force Majeure (as defined in Section 10.12 hereof),

Tenant shall provide approval of plans provided by Landlord’s architect in accordance with Exhibit C hereto drawings and specifications for construction of leasehold improvements in the Premises (such plans and specifications once complete and approved by Landlord, are referred to herein as the “Complete Plans”) all of which shall be prepared at Landlord’s expense (but out of the Tenant Allowance) by an architect selected by Landlord and approved by Landlord (herein referred to as “Landlord’s Architect”) and Landlord’s engineer, including but not limited to:

a.Furniture and Equipment Layout Plans

b.Dimensioned Partition Plans

c.Dimensioned Electrical and Telephone Outlet Plans

d.Reflected Ceiling Plans

e.Door and Hardware Schedules

f.Room Finish Schedules including wall, carpet and floor tile colors

g.Electrical, mechanical and structural engineering plans

h.All necessary construction details and specifications.

Landlord and Tenant shall initial the Complete Plans after the same have been submitted by the Landlord’s Architect and approved by the Tenant and Landlord. Tenant shall not amend or supplement the Complete Plans, including by change order, without Landlord’s approval.

All of Tenant’s construction, installation of furnishings, and later changes or additions shall be coordinated with any work being performed by Landlord in such manner as to maintain harmonious labor relations and not to damage the Building or Lot or interfere with construction of the Building or related improvements or Building operations. Tenant shall have the right to install, at its sole cost and expense, up to two (2) electronic access points to the Premises, so long as the same are complementary and conform to the Building access entry system. Except for installation of furnishings and the installation of telephone and computer and data processing cables and wiring which are to be performed by a specialty contractor at Tenant’s direction and expense (“Tenant’s Contractor”), all work described in the Complete Plans (the “Leasehold Improvements”) shall be performed by Jones Lang LaSalle Construction LP (the “Landlord’s Contractor”).

The subcontractors for building the Leasehold Improvements shall be selected according to the following process. Landlord’s Contractor shall (i) solicit bids from at least three subcontractors for each trade, if applicable, and at the time of submission of final bid and pricing drawings pursuant to Milestone 4 set forth in Exhibit C hereto, Tenant may designate the name of at least one qualified subcontractor to be included in Landlord’s Contractor’s list; (ii) allow Tenant to review the results of bids received for the Leasehold Improvements prior to awarding subcontracts for the work, provided that any delay occasioned by Tenant’s review shall be deemed a Tenant Delay (as hereinafter defined); and (iii) select the lowest qualified bid timely received in accordance with the foregoing process, provided that in no event shall Landlord’s Contractor be required to accept any bid which Landlord’s Contractor believes to be in error, or any bid from a subcontractor to which Landlord’s Contractor may have reasonable objection. If Tenant elects that a trade not go through the three bid process described above, Landlord’s Contractor will obtain prices from a subcontractor in such trade and present the same to Tenant. The Tenant shall then have the right to approve such subcontractor and its prices or reject such subcontractor in which case the Landlord’s Contractor will choose a subcontractor pursuant to the three bid process described above, and any delay occasioned by Tenant’s rejection of any subcontractor shall be deemed a Tenant Delay (as hereinafter defined).

The Landlord’s Contractor shall perform the Leasehold Improvements for a guaranteed cost (including a 5% contractor’s fee and the landlord’s Contractor’s general conditions costs) established in accordance with procedure set forth above. Landlord shall not charge Tenant any fee for construction management. Landlord’s Contractor shall obtain all necessary building permits for constructing the Leasehold Improvements and the initial certificate of occupancy for the Premises.

Landlord will not approve any proposed construction, alterations or additions requiring unusual expense to readapt the Premises to normal office use on lease termination or increasing the cost of construction, insurance or taxes on the Building or of Landlord’s services called for by Section 5.1 unless Tenant first gives assurances acceptable to Landlord that such readaptation will be made prior to such termination without expense to Landlord and makes provisions acceptable to Landlord for payment of such increased cost. Landlord will also disapprove any alterations or additions requested by Tenant which will delay completion of the Premises or the Building. All changes and additions shall be part of the Building except such items as by writing at the time of approval the parties agree either shall be removed by Tenant on termination of this Lease or shall be removed at Tenant’s cost or left at Tenant’s election.

Tenant covenants to pay for all work performed by Tenant or Tenants Contractor, and Tenant shall apply for all permits and licenses required in connection with such work and shall pay all fees due in connection therewith. Tenant shall provide to Landlord the originals of ail such permits and licenses, and upon substantial completion of such work shall deliver to Landlord a certificate of occupancy for the Premises, if required. Alt such improvements, whether or not paid for by Landlord, and any other improvements which are affixed to the Premises shall be and remain the property of Landlord. During the performance of any work, Tenant must provide Landlord evidence that Tenant or its contractor has in place (i) a policy insuring against “ail risks of physical loss” on a builder’s risk non-reporting form, having replacement cost and agreed amount endorsements, and (ii) commercia% general liability with underlying coverage totaling not less than Five Million Dollars ($5,000,000), each such policy to name Landlord and Landlord’s lenders as an additional insured (and as loss payee on policies other than commercial general liability insurance) and to be in a form reasonably acceptable to Landlord). Such contractor also must provide evidence that it has in place workmen’s compensation insurance in amounts and in form statutorily required. Without in any manner limiting Landlord’s rights and Tenant’s obligations under any other indemnity set forth in this Lease, Tenant shall defend, with counsel reasonably acceptable to Landlord, save harmless and indemnify Landlord from (a) claims or demands of Tenants Contractor or anyone claiming by, through or under Tenant’s Contractor, and (b) liability for injury, loss, accident, or damage to any person or property, including, without limitation, bodily injury and/or death, and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without limitati01m reasonable counsel fees) arising from the acts or omissions of Tenant, its agents, employees, contractor or subcontractors, in performance of any construction, remodeling or redecoration.

Landlord agrees to provide a turnkey buildout per the Landlord’s Architect’s Complete Plan, as developed based upon Exhibit C. Tenant shall pay to Landlord as additional rent the Tenant Improvement Reimbursement to Landlord (also herein referred to as “TIR”). If additional work is requested by the Tenant outside of or in addition to the scope of the Completed Plan, with a cost in excess of the allotted Tenant Allowance per Article l, the cost of such additional work shall be approved in writing by the Tenant before construction by the Landlord’s contractor. Tenant Improvement Reimbursement to Landlord shall be the amount equal to the excess of (a) all costs incurred by Landlord on account of the Leasehold Improvements including in the costs so incurred any fees and charges of Tenants Architect or landlord’s engineer paid by Landlord and the cost and fees charged to Landlord by Landlord’s Contractor over (b) the Tenant Allowance, if any, set forth in Section 1 .1 hereof. Tenant shall pay to Landlord one-third (1/3) of the TIR prior to commencement of construction of the Leasehold Improvements, one-third (1/3) of the TIR when construction of Leasehold improvements is 50% completed, and the remainder upon substantial completion of Leasehold Improvements; in each case, on submission by Landlord to Tenant of a statement therefor. Tenant shall pay to Landlord a sum equal to the unpaid balance of TIR, if any, within 30 days of receiving Landlord’s statement therefor. In addition to paying TIR as above provided, Tenant shall pay an amount equal to all costs incurred by Landlord as a result of any change orders signed by Tenant and Landlord affecting the Complete Plans, including the cost and fees charged to Landlord by Landlord’s Contractor with respect to such change orders. Amounts due and payable on account of such change orders shall be included in the statements relating to TIR provided for above, and Tenant shall pay therefor in accordance with each such statement within thirty (30) days, and in all events by the Commencement Date.

3.2PREPARATION OF PREMISES FOR OCCUPANCY.

Landlord agrees to use reasonable efforts to substantially complete the Leasehold Improvements by the Scheduled Term Commencement Date, which date shall, however, be extended for a period equal to that of any delays incurred by Landlord due to Force Majeure (as defined in Section 10.12) or Tenant Delay. The Premises shall be deemed ready for occupancy on the date on which the Leasehold Improvements, if any, to be constructed by Landlord’s Contractor (collectively “Landlord’s Work”) are substantially complete as certified in writing to Tenant by Landlord’s architect with the exception of minor items which can be fully completed within sixty (60) days without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make the Premises tenantable for the Permitted Uses; provided further, however, that if Landlord is unable to complete construction of Landlord’s Work due to long lead items (as hereinafter defined) included in the Complete Plans or any act or omission of Tenant or its agents, employees, contractors, invitees or licensees or due to delay in Tenant’s compliance with the provisions of Section 3.1 of this Lease (herein sometimes referred to as “Tenant Delays”), then the Premises shall be deemed ready for occupancy no later than the date the Landlord’s Work and Leasehold Improvements would have been substantially completed but for such Tenant Delays. For purposes hereof, “long lead item” shall mean any item(s) of work included in the Complete Plans, or in any change order requested by Tenant, that cannot be completed in accordance with the Landlord’s construction schedule (without overtime or acceleration of the work), provided that Landlord’s Contractor advises Tenant that the item is a long lead item before commencement of construction but not later than the Scheduled Term Commencement Date.

Landlord shall permit Tenant access for installing tele/data equipment and systems furnishings in the Premises prior to the Term if it can be done without material interference with completion of the Building or remaining portions of the Leasehold Improvements.

In the event of Tenant’s failure to comply with the provisions of Section 3. 1 of this Lease or to submit information or to deliver final bidding and pricing documents or the Complete Plans approved by Landlord as herein required and if Tenant does not cure such failure within thirty (30) days of written notice thereof from Landlord, Landlord may, at Landlord’s option, exercisable by notice to Tenant, terminate this Lease on the date specified in said notice to Tenant, and upon such termination Landlord shall have all the rights provided in Article IX of this Lease in the event of Tenant’s default.

3.3GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.

All construction work required or permitted by this Lease, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations, orders, permits and approvals of governmental authority and insurers of the Building. Either party may inspect the work of the other at reasonable times and promptly shall give notice of observed defects, and prior to Tenant taking occupancy of the Premises, Tenant and Landlord shall agree on a punch list of incomplete Leasehold Improvements; provided however, nothing contained herein shall be deemed or construed to preclude Tenant from reporting latent defects in Leasehold Improvements subsequent to taking occupancy.. Landlord’s obligations under Section 3. 1 shall be deemed to have been performed when Tenant commences to occupy any portion of the Premises for the Permitted Uses except for items relating to the Leasehold Improvements which are incomplete or do not conform with the requirements of Section 3.1 and as to which Tenant shall in either case have given written notice to Landlord prior to such commencement. If Tenant shall not have commenced to occupy the Premises for the Permitted Uses within 30 days after they are deemed ready for occupancy as provided in Section 3.2, a certificate of completion by a licensed architect or registered engineer shall be conclusive evidence that Landlord has performed all such obligations except for items stated in such certificate to be incomplete or not in conformity with such requirements.

3.4REPRESENTATIVES.

Each party authorizes the other to rely in connection with their respective rights and obligations under this Article Ill upon approval and other actions on the party’s behalf by Landlord’s Representative in the case of Landlord or Tenant’s Representative in the case of Tenant or by any person designated in substitution or addition by notice to the party relying.

3.5TENANT ALLOWANCE.

Landlord shall provide the allotted Tenant Allowance in the amount specified in Section 1 .1 to be applied toward Landlord’s construction of the Leasehold Improvements, which represent a turnkey build out of the Premises using Building standard materials and finishes based on the mutually agreed upon space plan attached hereto as Exhibit B. The Tenant Allowance shall be applied by Landlord to pay all costs incurred by Landlord in connection with such work, including architectural and engineering fees, permitting fees, general contractor costs, construction management and any other costs associated with the construction of the Premises.

3.6LEASE COSTS.

If Tenant (i) defaults under the Lease prior to Commencement Date and fails to cure suchdefault after any applicable notice and cure periods, Date, or (ii) fails to pay any Annual Rent or Additional Rent due upon Commencement Date, if applicable, or upon the date that the first monthly installment of Annual Rent and Additional Rent are not abated pursuant to Article I hereto, then in any such event, in addition to and not in lieu of any other rights and remedies Landlord may have pursuant to this Lease or at law or in equity, Tenant shall forthwith repay to Landlord upon demand, the Tenant Allowance together with interest thereon at the Default Rate from the date of delivery of the Premises by Landlord in accordance with this Lease until such amount is paid by Tenant (the “Pre-Term Costs”).

ARTICLE IV - RENT

4.1RENT.

Commencing on the Commencement Date and continuing for the remainder of the Term, Tenant agrees to pay rent to Landlord, without any offset or reduction whatever, in an amount equal to 1/ 12th of the Annual Rent in equal installments in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at the proportionate rate payable for such portion, in advance, provided that the first installment of Annual Rent shall be due and payable pursuant to the Special Provisions set forth in Article I hereof Notwithstanding the foregoing, provided Tenant is not in default hereunder, three installments of Annual Rent shall be abated after the Commencement in accordance with the Special Provisions of Section 1 .1 hereof.

As used herein, “Annual Rent” shall mean the sum set forth in Section 1.1. On the first day of the Second Lease Year and on the first day of each subsequent Lease Year or portion thereof during the initial Term, the amount of Annual Rent shall be increased as follows:

Second Lease Year

$27.30	x	5,365		$146,464.50
Annual Rent		Rentable Square	=	Annual Rent
p.r.s.f.		Feet

Third Lease Year:

$28.12		5,365		$150,858.44
Annual Rent		Rentable Square	=	Annual Rent
p.r.s.f.		Feet

Fourth Lease Year:

$28.96	x	5,365		$155,384.19
Annual Rent		Rentable Square	=	Annual Rent
p.r.s.f.		Feet

Fifth Lease Year:

$29.83		5,365		$160,045.71
Annual Rent		Rentable Square	=	Annual Rent
p.r.s.f.		Feet
	x
Sixth Lease Year:

$30.73		5,365		$164,847.09
Annual Rent		Rentable Square	=	Annual Rent
p.r.s.f.		Feet

The term “additional rent” shall mean Tenant’s Share of Operating Cost Escalations (as defined below), Tenant’s Share of Real Estate Tax Escalations (as defined below), and all other costs, charges and impositions, in addition to Annual Rent, payable by Tenant in accordance with the terms of this Lease.

4.2OPERATING COSTS.

Commencing on the Commencement Date and continuing for the remainder of the Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of (as defined below) on or before the thirtieth day following receipt by Tenant of Landlord’s Operating Cost Statement (as defined below). Within one hundred eighty (180) days after the end of each fiscal year ending during the Term and within one hundred twenty (120) days after Lease termination, Landlord shall render a statement (“Landlord’s Operating Cost Statement”) in reasonable detail and according to usual accounting practices, certified by Landlord, and showing for the preceding fiscal year or fraction thereof, as the case may be, Landlord’s operating costs (“Operating Costs”) which shall:

(a)	exclude, notwithstanding any other provisions in this Section 4.2 to the contrary, the following:

(i)Ground rent or other rental payments made under any ground lease or underlying lease or payments of principal, interest, late charges, penalties or other charges made on account of any loan;

(ii)Costs of improvements or replacements to the Building which under generally accepted accounting principles are capitalized except as expressly included in Operating Costs under part (b) of this

Section 4.2 (“Capital Improvements”);

(iii)Costs of leasing commissions, legal, space planning, construction and other expenses incurred in procuring tenants for the Building;

(iv)Costs of painting, redecorating or other work performed solely for the benefit of another tenant, prospective tenant or occupant;

(v)Salaries, wages, or other compensation paid to officers or executives of Landlord or its property manager at the level of senior vice president and above;

(vi)Salaries, wages, or other compensation or benefits paid to employees of Landlord or its property manager who are not assigned to the operation, management, maintenance, or repair of the Building or Campus; and in the case of any offsite or other employees who are not assigned full time to the operation, management, maintenance or repair of the Building or Campus, Landlord shall reasonably allocate the compensation paid for the wages, salary, or other compensation or benefits paid to such employees among the properties to which such employees are assigned and Operating Costs shall exclude the portion of such compensation not reasonably allocated to the Building or Campus;

(vii)Any fines or penalties incurred due to the violation by Landlord of any governmental rule or authority;

(viii)Any costs for which Landlord actually receives reimbursement from insurance, condemnation awards, or any other source, including other tenants of the Building if charged to such tenants specially and not as an Operating Cost, Real Estate Tax or Electrical Cost;

(ix)Costs in excess of the deductible on applicable insurance policies for repairs, restoration, replacements or other work occasioned by (a) fire, windstorm or other casualty which Landlord is hereunder required to insure against (whether such destruction be total or partial) and (b) the exercise by governmental authorities of the right of eminent domain;

(x)Attorneys’ fees and expenses and costs of litigation in connection with disputes with tenants, other occupants or prospective tenants, or with consultants, management agents, leasing agents, purchasers or mortgagees of the Building; and costs incurred by Landlord due to Landlord’s violation of the terms of this Lease which would not have been incurred by Landlord but for such violation;

(xi)Costs incurred in connection with the original construction of the Building or other improvements constructed with the Building;

(xii)Costs relating to another tenant’s or occupant’s space which (A) were incurred in rendering any service or benefit to such tenant that Landlord was not required to provide, or were for a service in excess of the service that the Landlord was required to provide to Tenant hereunder or (B) were otherwise in excess of the Building standard services then being provided by Landlord to all tenants or other occupants in the Building, whether or not such other tenant or occupant is actually charged therefor by Landlord;

(xiv)Costs incurred in connection with the acquisition of the Lot or sale, financing, refinancing, mortgaging, selling or change of ownership of the Building and/or the Lot, including, but not limited to, attorneys’ fees, title insurance premiums, and recording costs; v Fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of loan payments, taxes and utility bills;

(xv)Landlord’s or its property manager’s general home office overhead expenses;

(xvi)Costs incurred for any items to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;

(xvii)Non-cash items, such as deductions for depreciation and amortization of the Building and the Building equipment (except as expressly included in Operating Costs under part (b) of this Section 4.2); interest on capital invested; bad debt losses; rent losses and reserves for such losses;

(xviii) Costs incurred in connection with the operation of any lobby shop or cafeteria owned, operated or subsidized by Landlord (except the non-capital costs of any cafeteria expressly included in Operating Costs under part (b) of this Section 4.2);

(xix)Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the costs of the operation of the Building, including legal entity formation and maintenance charges;

(xx)All amounts which would otherwise be included in Operating Costs which are paid to any affiliate or subsidiary of Landlord to the extent the cost of such goods or services exceed the market rate for similar services under arm’s length contracts in the Washington, D.C. metropolitan area;

(xxi)Rentals and other related expenses incurred in leasing elevators or other equipment ordinarily considered to be of a capital nature;

(b)but include, without limitation: costs of maintenance and repair of any cafeteria or fitness room generally available to all tenants of the Building; expenses of any proceedings for abatement of Real Estate Taxes and assessments with respect to any fiscal year or fraction of a fiscal year; premiums for insurance; fees payable to third parties for audits of Operating Costs, provided that such costs are not incurred due to Landlord’s overcharging tenants for Operating Costs; reasonable legal fees and costs payable in seeking a reduction of Real Estate Taxes and in connection with Building service contracts; compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building and Lot so long as such payments are in amounts that are usual and customary for such services for comparable Buildings and properties; all electricity, water and other utility charges not billed directly to tenants by Landlord or the utility; payments to Landlord’s property manager and other independent contractors (including, without limitation, affiliates of Landlord, if applicable) under service contracts for cleaning, operating, managing, maintaining, repairing or testing the Building and Lot so long as such payments are in amounts that are usual and customary for such services for comparable Buildings and properties; ; rent paid by the managing agent or imputed cost equal to the loss of market rent by Landlord for making available to the managing agent space for an office in the Building (not exceeding 1,000 rentable square feet) on the ground floor or above; and all other costs and expenses incurred in connection with owning, administering, cleaning, operating, managing, maintaining and repairing the Building and Lot, or either, and the Building’s pro-rata share of all such costs and expenses applicable to owning, administering, cleaning, operating, managing, maintaining and repairing common areas on the Campus, including, without limitation, common area rent and other charges applicable to the Shady Grove Life Sciences Center, If Landlord installs or constructs a new or replacement capital item for the purpose of reducing Operating Costs or complying with requirements of law not in effect upon the execution date of this Lease, the cost thereof, amortized in accordance with generally accepted accounting principles, shall be included in Landlord’s Operating Costs.

“Tenant’s Share of Operating Cost Escalations” shall be equal to the product of (a) Operating Costs as indicated in Landlord’s Operating Cost Statement, less Operating Costs for the Base Year multiplied by (b) “Tenant’s Share”

Landlord’s Operating Cost Statement shall also show the average number of square feet of the Building which were occupied for the preceding fiscal year or fraction thereof. If less than ninety-five percent (95%) of the Net Rentable Area of the Building is occupied during any full or fractional year of the Term (including the Base Year), the actual Operating Costs shall be adjusted for such year to an amount which Landlord estimates would have been incurred in Landlord’s reasonable judgment had ninety-five (95%) of the Net Rentable Area of the Building been occupied, provided, however, that Operating Costs as so adjusted shall not exceed the actual costs Landlord would have incurred had the Building been ninety-five percent (95%) occupied.

In case of special services which are provided to Tenant but are not rendered to all areas on a comparable basis, the proportion allocable to the Premises shall be the same proportion which the Rentable Floor Area of Tenant’s Space (as the same may be increased or decreased in accordance with this Lease) bears to the total rentable floor area to which such service is so rendered (such latter area to be determined in the same manner as the Total Rentable Floor Area of the Building).

Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a fiscal year, then for such fraction of a fiscal year at the end of the Term, Tenant’s last payment to Landlord under this Section 4.2 shall be prorated and made on the basis of Landlord’s reasonable best estimate of the items otherwise includable in Landlord’s Operating Cost Statement which shall be delivered to Tenant within one-hundred twenty (120) days following expiration or termination of the Term, and shall be made on or before the date 10 days after Landlord delivers such estimate to Tenant.

Tenant shall pay, as additional rent, on the first day of each month of such fiscal year and each ensuing fiscal year thereafter, “Estimated Monthly Payments” equal to 1/12th of Tenant’s Share of the estimated Operating Cost Escalations for the respective fiscal year, with an appropriate additional payment or credit to be made after Landlord’s Operating Cost Statement is delivered to Tenant. If the amount paid by Tenant for Tenant’s Share of estimated Operating Cost Escalations is less than Tenant’s Share of the actual Operating Cost Escalation, Tenant agrees to pay, as additional rent, to Landlord the amount of the differential. If the amount paid by Tenant for Tenant’s Share of estimated Operating Costs is more than Tenant’s Share of the actual Operating Cost Escalations, then Landlord shall credit such excess against Tenant’s subsequent monthly payments for Tenant’s Share of Operating Cost Escalations, as appropriate, until such excess is exhausted. Landlord may adjust such Estimated Monthly Payment from time to time and at any time during a fiscal year (but not more often than twice per fiscal year), and Tenant shall pay, as additional rent, on the first day of each month following receipt of Landlord’s notice thereof, the adjusted Estimated Monthly Payment. Each of Landlord’s Operating Cost Statements given by Landlord pursuant to the Lease shall be conclusive and binding upon Tenant unless, within ninety (90) days after the receipt of the statement, Tenant notifies Landlord that it wishes to audit Landlord’s Operating Costs for the preceding year. If Tenant gives such notice timely requesting the right to review or audit Landlord’s books and records pertaining to Operating Costs for the preceding year, Landlord shall make available to Tenant for inspection or auditing during normal business hours not more than six (6) months following delivery to Tenant of the Operating Cost Statement to which such review related, at the offices of Landlord’s managing agent where such records are kept, the books and records within Landlord’s managing agent’s possession with respect to Landlord’s Operating Costs for the fiscal year in question. Pending the resolution of any such dispute as to Landlord’s Operating Cost Statement, Tenant shall pay the adjustments, including any underpayment of Tenant’s Share of Operating Cost Escalations, as specified in accordance with Landlord’s Operating Cost Statement, without prejudice to Tenant’s position, as herein provided. If the dispute shall be resolved in Tenant’s favor, Landlord shall credit or pay to Tenant (as hereinabove provided) the amount of Tenant’s overpayment.

If Landlord fails to furnish Tenant any statement of Landlord’s estimate of Tenant’s Share of Operating Cost Escalations for any fiscal year or if Landlord shall furnish such estimate for any fiscal year subsequent to the commencement thereof, then until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 4.2 in respect of the last month of the preceding fiscal year.

4.3REAL ESTATE TAXES.

Commencing on the Commencement Date and continuing for the remainder of the Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Real Estate Tax Escalations (as defined below), if any, on or before the thirtieth day following receipt by Tenant of Landlord’s Real Estate Tax Statement (as defined below). Within one-hundred eighty (180) days after the end of each Fiscal Year ending during the Term and after Lease termination, Landlord shall render a statement (“Landlord’s Real Estate Tax Statement”) certified by Landlord, and showing for the preceding fiscal year or fraction thereof, as the case may be, Real Estate Taxes for the Building and Lot, accompanied by copies of the tax bills relating thereto.

“Tenant’s Share of Real Estate Tax Escalations” shall be equal to the product of (a) the Real Estate Taxes as indicated in Landlord’s Real Estate Tax Statement less Real Estate Taxes for the Base Year multiplied by (b) Tenant’s Share.

The term “Real Estate Taxes” as used above shall mean all taxes of every kind and nature assessed by any governmental authority on the Lot, the Building and improvements, or both, or on any easement benefiting the same, which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Lot, the Building and improvements, or both; installments and interest on assessments for public betterments or public improvements; special assessments, fees, charges, levies, penalties, service payments, excises, assessments, charges, and costs for transit, transit encouragement, traffic reduction programs, or any .other purpose; impositions or taxes of every kind or nature whatsoever assessed or levied or imposed by any governmental entity, governmental authority or any improvement or assessment district of any kind having the direct or indirect power to tax, whether or not consented to or joined in by Landlord, against the Building or Lot or any legal or equitable interest of Landlord therein, whether now or hereafter imposed, and whether or not customary in the contemplation of the parties on the date of this Lease provided that such Real Estate Taxes were not the result of the negligence of Landlord; subject to the following: there shall be excluded from Real Estate Taxes ail federal state or local taxes based upon the net income of Landlord, , excise taxes, franchise taxes, and estate, succession, provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the rents received with respect to the Lot, Building and improvements, or both, or a federal, state, county, municipal, or other local income, franchise, excise, sales, profit or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part upon any such rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Real Estate Taxes.” Tenant acknowledges that in the event that Real Estate Taxes are reduced because nonprofit entities occupy the Building, the share of Real Estate Taxes paid by such tenants shall be structured so that the tax exempt tenant(s) for which such reduction is given receives(s) the full benefit of the property tax exemption.

Notwithstanding any other provision of this Section 4.3, if the Term expires or is terminated as of a date other than the last day of a fiscal year, then for such fraction of a fiscal year at the end of the Term, Tenant’s last payment to Landlord under this Section 4.3 shall be prorated and made on the basis of Landlord’s reasonable best estimate of the items otherwise includable in Landlord’s Real Estate Tax Statement which shall be delivered to Tenant within one-hundred twenty (120) days after the Term expires or is terminated and shall be made on or before 10 days after Landlord delivers such estimate to Tenant. Within thirty (30) days following the date Real Estate Taxes are finally determined for the period for which Tenant made estimated payments, Tenant or Landlord, as the case may be, shall pay to the other the balance of any underpayment or overpayment, respectively, of Tenant’s Share of Real Estate Tax Escalations. This paragraph shall survive the expiration or earlier termination of this Lease.

Tenant shall pay, as additional rent, on the first day of each month of such fiscal year and each ensuing fiscal year thereafter, Estimated Monthly Real Estate Taxes equal to 1/ 12th of Tenant’s Share of the estimated Real Estate Tax Escalations for the respective fiscal year, with an appropriate additional payment or credit to be made after Landlord’s Real Estate Tax Statement is delivered to Tenant. If the amount paid by Tenant for Tenant’s Share of estimated Real Estate Tax Escalations is less than Tenant’s Share of the actual Real Estate Tax Escalations, Tenant agrees to pay, as additional rent, to Landlord the amount of the differential. If the amount paid by Tenant for Tenant’s Share of estimated Real Estate Tax Escalations is more than Tenant’s Share of the actual Real Estate Tax Escalations, then Landlord shall credit such excess against Tenant’s subsequent monthly payments for Tenant’s Share of Real Estate Tax Escalations, as appropriate, until such excess is exhausted. Landlord may adjust such Estimated Monthly Real Estate Tax Payment from time to time and at any time during a fiscal year (but not more often than twice per fiscal year), and Tenant shall pay, as additional rent, on the first day of each month following receipt of Landlord’s notice thereof, the adjusted Estimated Monthly Real Estate Tax Payment. Each of Landlord’s Real Estate Tax Statements given by Landlord pursuant to the Lease shall be conclusive and binding upon Tenant unless, within ninety (90) days after the receipt of such statement, tenant notifies Landlord that it wishes to audit Landlord’s books and records pertaining to Landlord’s Real Estate Taxes for the preceding year. If Tenant gives such notice timely requesting the right to review or audit Landlord’s books and records pertaining to Landlord’s Real Estate Taxes, Landlord shall make available to Tenant for inspection or auditing during normal business hours, at the offices of Landlord’s managing agent where such records are kept, the books and records within Landlord’s managing agent’s possession with respect to Landlord’s Real

Estate Taxes for the fiscal year in question. Pending the resolution of any such dispute as to Landlord’s Real Estate Tax Statement, Tenant shell pay the adjustments, including any underpayment of Tenant’s Share of Real Estate Tax Escalations, as specified in accordance with Landlord’s Real Estate Tax Statement, without prejudice to Tenant’s position, as herein provided. If the dispute shall be resolved in Tenant’s favor, Landlord shall credit or pay to Tenant (as hereinabove provided) the amount of Tenant’s overpayment.

In the event that the method currently used for the computation of the assessed market value of the Building and/or the Lot is discontinued or revised by the State of Maryland, the determination of the increase in Real Estate Taxes under this Section 4.3 shall thereafter be determined by Landlord according to a formula and procedure which, in Landlord’s reasonable judgment, most nearly approximates the method of determination hereinabove set forth, In the event that any business, rent or other taxes which are now or hereafter levied upon Tenant’s use or occupancy of the Premises, on Tenant’s leasehold improvements, on Tenant’s business at the Premises or on Landlord by virtue of Tenant’s occupancy of the Premises, are enacted, changed or altered so that any of such taxes are levied against Landlord or in the event that the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, any and all such taxes shall be deemed to be a part of the Real Estate Taxes and Tenant shall pay to Landlord the full amount of all of such taxes or if they relate to all tenants in the Building, then Tenant’s Share thereof.

If Landlord fails to furnish Tenant any statement of Landlord’s estimate of Tenant’s Share of Real Estate Tax Escalations for any fiscal year or if Landlord shall furnish such estimate for any fiscal year subsequent to the commencement hereof, then until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 4.3 in respect of the last month of the preceding fiscal year.

4.4REFUNDS.

Tenant shall be entitled to its pro rata share of any refund of Real Estate Taxes received by Landlord, net of reasonable costs incurred by Landlord in obtaining such refund not to exceed Real Estate Taxes paid by Tenant with respect to the tax year to which such refund relates (it being understood that the Real Estate Taxes paid by Tenant for any tax year may fall into two separate fiscal years so long as the tax year is not the same as the fiscal year).

4.5INTENTIONALLY OMITTED.

4.6CHANGE OF FISCAL YEAR.

Landlord shall have the right from time to time to change the periods of accounting under Sections 4.2 and 4.3 to any annual period other than a calendar year, and upon any such change all items referred to in Section 4.2 and 4.3 shall be appropriately apportioned. In all Landlord’s Statements (including Operating Cost Statements or Real Estate Tax Statements) rendered under Section 4.2 or 4.3 amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord’s Statement, and appropriate adjustment shall be made according thereto. All Landlord’s Statements shall be prepared on an accrual basis of accounting.

4.7PAYMENTS.

All payments of Annual Rent and additional rent shall be made to Managing Agent, or to such other person or place as Landlord may from time to time designate. If any installment of Annual Rent or additional rent or on account of TIR is not paid within five (5) days following the due date thereof, at Landlord’s election, (a) it shall bear interest at a rate equal to the average prime commercial rate from time to time established by the three largest national banks in Washington, D.C. plus two percent (2%) per annum (the “Default Rate”) from such due date, which interest shall be immediately due and payable as further additional rent, and (b) Tenant shall also pay, as additional rent, a late fee equal to three percent (3%) of the late installment.

ARTICLE V • LANDLORD’S COVENANTS

5.1LANDLORD’S COVENANTS DURING THE TERM.

Landlord covenants during the Term:

5.1.1Building Services. - Landlord shall furnish, through Landlord’s employees or independent contractors, the services listed in Exhibit D and throughout this Lease.

5.1.2Additional Building Services. - Landlord shall furnish, through Landlord’s employees or independent contractors, reasonable additional Building operation services upon reasonable advance request of Tenant at equitable rates from time to time established by Landlord to be paid by Tenant. As of the Commencement Date, Landlord’s charges for supplemental heat and air conditioning at other than normal business hours is $25.00 per hour per zone with two (2) zones per floor. Landlord reserves the right to increase this charge from time to time throughout the term, upon prior written notice to Tenant.

5.1.3 Repairs. -- Except as otherwise provided in Article VII, Landlord shaft make, at its sole expense, but subject to recovery if and to the extent permitted by Section 4.2, such repairs to the Building’s roof, exterior walls, floor slabs, other structural components and common facilities of the Building as may be necessary to keep them in serviceable condition.

5.1.4Quiet Enjoyment.Landlord covenants that Landlord has the right to make this Lease and that Tenant on paying the rent and performing its obligations hereunder shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject however to all the terms and provisions hereof.

5.1.5Access/Security. — Tenant shall have access to the Premises 24 hours per day, 7 days of the week; subject, however, to a key card access system in the Building at the main entry to the Building and at the secondary Building door (the Tenant shall receive twenty (20) key cards at no cost, provided that the Building main entry door and secondary entry door may remain unlocked 7 a.m. to 1 1 p.m. Monday through Friday and 8 a.m. to 6 p.m. on Saturday); provided further, however, that no representation or warranty is made by Landlord as to the adequacy, completeness or integrity of said access control system and failure of such access control system shall not modify or affect the limitations on Landlord’s liability under this Lease,

5.1.6Intentionally Omitted.

5.1.7Intentionally Omitted.

5.1.8Tenant’s Costs. - Landlord shall pay all costs including, without limitation, reasonable attorneys’ fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord or remedies of Tenant under this Lease.

5.1.9Lobby Directory. — Landlord shall install, at Landlord’s expense, Tenant’s name and suite number on the Building directory in the Building lobby. Building standard suite signage shall be provided at Landlord’s expense, but any changes to the signage may only be made in accordance with the terms of this Lease and such changes shall be at the expense of the Tenant.

5.1.10Compliance. Landlord shall be responsible for the Building’s overall compliance with the Americans with Disabilities Act as it relates to the common areas of the Building (including, without limitation, core area bathrooms) except to the extent that any improvement or renovation is required due to Tenant’s special use of the Premises (other than general office use) . As used in this Section, the Americans with Disabilities Act shall mean the Americans with Disabilities Act of 1991, 42 U.S.C. S 12.1 01 et seq. and all regulations applicable thereto promulgated as of the date hereof (collectively, “ADA”). Following the Commencement Date, Tenant shall have the responsibility to comply with the requirements of the ADA in the P remises.

5.1.11Insurance. — Landlord shall procure and maintain throughout the Term of this Lease a policy or policies of insurance, at its sole cost and expense (but subject to Section 4.2), causing the Building and any other improvements on the Lot to be insured in the amounts and coverages required under the Ground Lease, a policy of commercial general liability insurance satisfying the terms of the Ground Lease, and such other insurance or higher limits as may be required under the Ground Lease or by the holder of any mortgage on the Building. Any insurance provided for in this Section 5.1 .1 1 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance.

5.2INTERRUPTIONS.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Lot, or for interruption or termination (by reason of any cause reasonably beyond Landlord’s control, including without limitation, loss of any applicable license or governmental approval), of the services provided by Landlord pursuant to Section 5.1, n case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system when necessary, by reason of accident or emergency or until necessary repairs have been completed, Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Landlord also reserves the right to institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards.

Notwithstanding the foregoing provisions of this Section 5.2 and any other provision of this Lease to the contrary, in the event that any interruption of service(s) results from a cause arising on the Building or Lot not reasonably beyond Landlord’s control or results from any negligent or willful act or omission of Landlord or its agents or their employees and as a result of such interruption the Premises or material portion thereof is made untenantable for the conduct of Tenant’s business for a period of ten (10) consecutive business days and during such period Tenant does not use or occupy the affected space, the Annual Rent and the additional rent payable by Tenant hereunder for the portion of the Premises which is so untenantable and unused by Tenant shall abate for the period commencing on the day after such tenth (10) consecutive business day and ending on the day upon which the interrupted service(s) is(are) restored.

ARTICLE VI • TENANT’S COVENANTS

6.1TENANT’S COVENANTS DURING THE TERM.

Tenant covenants:

6.1.1Tenant’s Payments. Tenant shall pay when due (a) all Annual Rent and additional rent, (b) all taxes which may be imposed on Tenant’s personal property in the Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, (c) all charges by public utilities for telephone and other utility services (including service inspections therefor) rendered to the Premises not otherwise required hereunder to be furnished by Landlord without charge and not consumed in connection with any services required to be furnished by Landlord without charge, and (d) as additional rent, all charges to Landlord for services rendered pursuant to Section 5.1.2 hereof.

6.1.2Repairs and Yielding Up. Except as otherwise provided in Article VII, Section 5.1.3 and Section 10.1 1, Tenant shall keep the Premises in good order, repair and condition, reasonable wear and tear and casualty damage required hereunder to be covered by Landlord’s insurance and damage due to condemnation only excepted; and at the expiration or termination of this Lease peaceably to yield up the Premises and all changes and additions therein in such order, repair and condition and free of any and all Hazardous Materials (as hereinafter defined), first removing all goods and effects of Tenant and any items, the removal of which is required by agreement or specified herein to be removed at Tenant’s election and which Tenant elects to remove, and repairing all damage caused by such removal and, if required hereunder, restoring the Premises as and to the extent required and leaving them clean and neat.

6.1.3Occupancy and Use. Tenant shall use and occupy the Premises only for the Permitted Uses; Tenant shall not use or permit the Premises or any portion thereof to be used for any Prohibited Use (as hereinafter defined) or by any Prohibited Person (as defined in Section 14.4 of the Ground Lease as set forth in Section 10.26 hereof). Tenant shall not injure or deface the Premises, Building, or Lot or permit animal, laboratory or other odors, noises or emissions to emanate from the Premises; and shall not permit in the Premises any use thereof which is improper, offensive, contrary to law or ordinances, or liable to create a nuisance or to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. For purposes hereof: (a) “Prohibited Use” shall mean (i) the manufacture or sale of consumer products (such as, without limitation, alcoholic beverages, tobacco products, or weapons but not including drugs sold over the counter or by medical prescription) recognized as hazardous to human health by federal or Maryland state governmental authorities, (ii) the publication, manufacture, sale, distribution, promotion or purveyance of pornographic material, or (iii) gambling; (b) a “Controlled Affiliate” of any person shall mean any person controlling, controlled by or under common control with such person; and (c) for purposes of the definition of “Controlled Affiliate” the term “controlled” (including the terms, “controlled,” “controlling,” “controlled by,” and “under common control” with) means the possession, direct or indirect, of the power to: (y) vote ten percent (10%) or more of the outstanding voting securities of, or other ownership interests in, such person if the person is a company whose stock or other ownership interests are publicly traded and, if not, to vote more than fifty percent (50%) of the outstanding voting securities of, or other ownership interests in, such person, or (z) otherwise direct the management policies of such person by contract or otherwise. As used herein, a “person” shall mean any individual, partnership, corporation, limited liability company, unincorporated association, trust, estate, or other legal entity. Notwithstanding the foregoing, no federal, state, or local governmental entity, agency or authority (other than a college or university) shall be a “Prohibited Person” for the purposes of this Lease.

6.1.4Rules and Regulations, - Tenant shall comply with the Rules and Regulations set forth in Exhibit E and alt other reasonable Rules and Regulations hereafter made by Landlord (not inconsistent with the terms of this Lease), of which Tenant has been given notice, for the care and use of the Building and Lot and their facilities and approaches, it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations,

6.1.5Safety Appliances and Licenses.Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant and shall procure all licenses and permits so required because of such use and, if requested by Landlord, Tenant shall do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.

6.1.6 Assignment and Subletting.Tenant shall not without the prior written consent of Landlord assign this Lease, make any sublease, or permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law, which consent shall not be unreasonably withheld, conditioned or delayed, so long as Tenant is not then in default of this Lease. As additional rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting (not to exceed $1 1000 in the aggregate in connection with each such request). No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee). No consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance. Landlord’s consent to any proposed assignment or subletting is required both as to the terms and conditions thereof, and as to the creditworthiness of the proposed assignee or subtenant and the consistency of the proposed assignee’s or subtenant’s business with other uses and tenants in the Building. In the event that any assignee or subtenant pays to Tenant any amounts which (after deducting therefrom costs to Tenant of reasonable legal fees, brokerage fees, improvements, allowances or rent concessions made by Tenant in connection with such sublease or assignment) exceed the Annual Rent and additional rent then payable hereunder, or pro rata portion thereof on a square footage basis for any portion of the Premises, Tenant shall promptly pay fifty percent (50%) of said excess to Landlord as and when received by Tenant. If Tenant requests Landlord’s consent to assign this Lease or sublet a portion of the Premises, Landlord shall have the option, exercisable by written notice to Tenant given within 20 days after receipt of such request, to terminate this Lease (a) entirely in the case of an assignment or (b) with respect to the portion of the Premises desired to be sublet, as the case may be, as of a date specified in such notice which shall be not less than 30 or more than 60 days after the date of such notice.

If, at any time during the Term of this Lease, Tenant is: (i) a corporation or a trust (whether or not having shares of beneficial interest) and there shall occur any direct or indirect change in the identity of any of the persons then having power to participate in the election or appointment of the directors, trustees or other persons exercising like functions and managing the affairs of tenant; or (ii) a partnership or association or otherwise not a natural person (and is not a corporation or a trust), and there shall occur any direct or indirect change in the identity of any of the persons who then are members of such partnership or association or who comprise Tenant, Tenant shall so notify Landlord and Landlord may terminate this Lease by notice to Tenant given within 90 days thereafter if, in Landlord’s reasonable judgment, the credit of Tenant is thereby impaired.

If Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or a portion of the Premises, Tenant shall give written notice thereof to Landlord, which notice shall be accompanied by: (a) a conformed or photostatic copy of the proposed assignment or sublease, the effective or commencement date of which shall be at least sixty (60) days after the giving of such notice; (b) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises; (c) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report and any contract of sale if Tenant is selling its business, and (d) a written confirmation by such subtenant or assignee stating that it is not a “Prohibited Person” (as defined herein). Such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option: (i) consent to such assignment or sublease; (ii) sublease such space from Tenant upon the same terms and conditions therein set forth; (iii) if for more than 50% of the Premises, terminate this Lease and enter into a new lease directly with the proposed sublessee or assignee, without any liability to Tenant; or, (iv) deny consent. Said options may be exercised by Landlord by notice to Tenant at any time within 20 days after such notice has been given by Tenant to Landlord, and during such 20-day period Tenant shall not assign this Lease or sublet such space to any person.

Landlord agrees that subleases of all or a portion of the Premises to an Affiliate of Tenant, as that term is hereinafter defined, whose financial condition is equal to or better than that of Tenant as of the date of such assignment will not require the prior approval of Landlord hereunder, provided Tenant provides Landlord written confirmation of the financial condition of such Affiliate of Tenant, as that term is hereinafter defined, and complies with all terms and conditions of the immediately preceding paragraph, and provided further that any such subtenant uses the Premises for the Permitted Use and is not a Prohibited Person. For purposes hereof, the term ‘Affiliate of Tenant” shall mean (i) any entity that is controlled by Tenant, is a subsidiary of Tenant, is under common control with Tenant or controls Tenant, (ii) the successor to Tenant by consolidation or merger, provided the successor has a net Worth not less than tenant’s net worth as of the date of such merger. Except in the case of the term “Controlled Affiliate” (as used in Section 6.1.3), the term “Control” (including the terms “controlled,” “controlling,” “controlled by,” and “under common control” with) as used in this Lease shall mean ownership of more than 50% of all partnership interests (including more than 50% of all general partnership interests) in a partnership or more than 50% of all classes of stock (including more than 50% of all voting stock) in a corporation or more than 50% of all voting equity interests in a mutual life insurance company. Any suite entry door signage for subtenant(s) and assignee(s) and any change in suite entry door, signage for subtenant(s) or assignee(s) of Tenant shall be at Tenant’s sole expense and subject to Landlord’s prior approval.

6.1.7Indemnity. Tenant shall defend, with counsel approved by Landlord, all actions against Landlord, any partner, member, trustee, stockholder, officer, manager, director, employee or beneficiary of Landlord, holders of mortgages secured by the Premises or the Building and Lot and any other party having an interest in the Premises (“Indemnified Parties”) with respect to, and pay, protect, indemnify and save harmless, to the extent permitted by law, all indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature (a) to which any Indemnified party is subject because of its estate or interest in the Building, Lot or Premises or (b) arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or connected with the use, condition or occupancy thereof unless caused by the negligence or willful misconduct of Landlord, (ii) violation of this Lease by Tenant, or (iii) any act, omission, fault, negligence or misconduct of Tenant or its agents, employees, contractors, licensees, sublessees or invitees (sometimes herein referred to as “Tenant’s Invitees”).

6.1.8Tenant’s Insurance. Tenant shall maintain commercial general liability insurance on the Premises, containing a broad form contractual liability endorsement, insuring Tenant and naming Landlord, its Mortgagee and property managing agent as an additional named insureds against all claims and demands for (i) injury to or death of any person or damage to or loss of property, on the Premises or adjoining walks, streets or ways, or connected with the use, condition or occupancy of any thereof by Tenant or Tenant’s Invitees unless caused by the negligence of Landlord, (ii) violation of this Lease by Tenant, (iii) any act, fault or omission, or other misconduct of Tenant Tenant’s Invitees, (iv) any and all indemnification obligations of Tenant under this Lease including, without limitation, Section 6.1 .7 and Section 10.19 hereof, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1 .1 , and from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes, and shall be written on the “Occurrence Basis” and include Host Liquor liability insurance, and to furnish Landlord with certificates thereof and boiler and machinery insurance in adequate amounts on all fired objects and other fired pressure vessels and systems serving the Premises (if any). If fired objects and other pressure vessels and the damage that may be caused by them or result from them are not covered by Tenant’s extended coverage insurance, then such insurance shall be in an amount not less than $250,000 and be issued on a replacement cost basis. Tenant shall also maintain insurance covering all of the items included in Tenant’s Leasehold Improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant in an amount not less than one hundred percent (100%) of their full depreciated value from time to time during the Term, providing protection against perils included within the standard form of “all risks” fire and casualty insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance shall be held in trust by Tenant’s insurance company for the repair, construction, and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of this Lease. The insurance policies required to be obtained by Tenant under this Section shall be issued by an insurance company of recognized responsibility with a rating of “A-X” or better in the current “Best’s Insurance Reports” and reasonably acceptable to Landlord, licensed to do business in the jurisdiction in which the Building is located, and shall be written as primary policy coverage and not contributing with or in excess of any coverage that Landlord or any Mortgagee or management agent may carry. All policies that Tenant is required to maintain under this Lease shall contain appropriate clauses or endorsements under which (i) such policies may not be materially changed, amended, cancelled or allowed to lapse without thirty (30) days’ prior notice to Landlord, (ii) no act or omission of Tenant shall effect or limit the obligations of the insurer with respect to the Landlord, (iji) Tenant shall be solely responsible for the payment of all premiums notwithstanding the fact that Landlord is an additional insured under any such policy, and (iv) Landlord, its Mortgagee and property management agent are named an additional insureds under such policy. Any insurance provided for in this Section 6.1.8 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or with respect to this Lease. On or before occupancy by Tenant of any portion of the Premises, for any reason, including the installation of cabling or systems furniture, and in all events prior to the Commencement Date, and at least thirty (30) days prior to the expiration of any policy or certificate furnished by Tenant under this Section, Tenant shall deliver to Landlord copies of all insurance policies required by Tenant to be maintained under the lease or appropriate certificates evidencing the issuance of such policies, together with evidence of payment of all applicable premiums.

6.1.9Tenant’s Worker’s Compensation Insurance. Tenant shall keep all of Tenant’s employees working in the Premises covered by worker’s compensation insurance in statutory amounts not less than $500,000, and to furnish Landlord with certificates thereof.

6.1.10Landlord’s Right of Entry. — Tenant shall permit Landlord and Landlord’s agents entry: to examine the Premises at reasonable times upon prior notice (provided however no notice shall be required in the event of an emergency) and if Landlord shall so elect, to make repairs or replacements (it being understood, however, that Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s business); to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing by Landlord; and to show the Premises to prospective tenants during the 12 months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.

6.1.11Loading. - Tenant shall not place Tenant’s Property, as defined in Section 6.1.13, upon the Premises so as to exceed a rate of 100 pounds of live load and 20 pounds of dead load per square foot and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such times as Landlord shall in each instance approve; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other leased space in the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring or other types of vibration eliminators sufficient to eliminate such vibration or noise.

6.1.12 Landlord’s Costs. — In case Landlord shall be made party to any litigation commenced by or against Tenant or by or against any parties in possession of the Premises or any part thereof claiming under Tenant, Tenant shall pay, as additional rent, all costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation and, as additional rent, also to pay all such costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant or remedies of Landlord under this Lease.

6.1.13 Tenant’s Property. - All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord unless due to the gross negligence of Landlord or its agents or their employees.

6.1.14Labor or Materialmen’s Liens. - Tenant shall pay promptly when due the entire cost of any work done or materials installed in the Premises by Tenant, its agents, employees or contractors; and shall not cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises; Building or the Lot; and shall bond over any such liens which may so attach or cause the same to be discharged within thirty (30) days.

6.1.15 Changes or Additions. — Tenant shall not make any changes or additions to the Premises without Landlord’s prior written consent, provided that Tenant shall reimburse Landlord for all engineering fees and expenses incurred by Landlord in connection therewith if Landlord reasonably believes review of such changes or improvements by engineer(s) is appropriate, and provided further that, Tenant shall be solely responsible for assuring that all such changes or additions comply with applicable laws and regulations and in order to protect the functional integrity of the Building, all such changes and additions shall be performed by contractors selected from a list of approved contractors prepared by Landlord and approved by Tenant, such approval not to be unreasonably withheld or delayed.

6. 1..16Holdover; — Tenant shall pay to Landlord the greater of one and a halftimes(a) the then fair market rent as conclusively determined by Landlord or (b) the total of the Annual Rent and additional rent payable by Tenant during the 12 month period prior to the termination of the Lease, as escalated in accordance with Section 4.1 hereof, for each month or portion thereof, Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and shall also pay all direct damages sustained by Landlord on account thereof. The provisions of this subsection shall not operate as a waiver by Landlord of the right of re-entry provided in this Lease. At the option of Landlord exercised by a written notice given to Tenant while such holding over continues, such holding over shall constitute an extension of this Lease for a period of one year on the economic terms set forth in the first sentence of this Section 6.1.16.

6.1.17Financial Statements. Tenant shall deliver to Landlord within ninety (90) days following the close of each of Tenant’s fiscal years during the Term, Tenant’s then current financial statement audited by an independent certified public accountant, if such a current audited statement has not been filed with the Securities and Exchange Commission and is available, and otherwise certified as true, correct and complete by Tenant’s Chief Financial Officer.

6.1.18Compliance. Tenant shall, at Tenant’s sole expense, (i) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Premises (collectively, “Laws”) and with all licenses and permits applicable to Tenant’s use thereof (collectively, “Permits”), (ii) comply with the Declaration of Covenants, Restrictions and Easements dated July 18, 2003 by JHU as Declarant (the “Campus CCRs”), the Estoppel Certificate Waiver and Consent Assignment dated July 18, 2003 between JHU and Montgomery County, Maryland (the “Estoppel”), and such other protective covenants, restrictions applicable to the Lot or the Building of which Tenant has prior written notice, and with all requirements of the Ground Lease, as they may be amended from time to time, after notice thereof to Tenant of any such amendment, (iii) comply with any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any Tenant’s obligations hereunder or by or through other fault of Tenant (iv) comply with all insurance requirements applicable to the Premises, and (v) furnish all data and information to governmental authorities, with a copy to Landlord, required by Laws or Permits. If Tenant receives notice of any such directive, order, citation or of any violation of any law, order, ordinance, regulation or any insurance requirement or of any of the protective covenants or restrictions, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice. If Landlord receives notice of any such directive, order, citation, violation of any law, ordinance, regulation, insurance requirement or protective covenants or restrictions pertaining to Tenant or the Premises, Landlord shall promptly notify Tenant in writing thereof and will furnish Tenant with a copy of such notice.

6.1.19Laboratories. - If Tenant uses the Premises or any portion thereof for a laboratory, Tenant shall be responsible, at its sole cost and expense, for routine janitorial and trash removal services for the laboratory areas and other biohazard disposal services for the laboratory areas, if any, in the Premises or other space within the Premises used in connection with the generation, use, storage, treatment, release or disposal of Hazardous Material as permitted in accordance with Section 10.18 or the housing, care, storage or handling of animals (collectively, “HazMat Facilities”). Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the laboratory and other HazMat Facilities of the Premises are at all times kept neat, clean, free of trash, Hazardous Material, and biohazards except in appropriate, specially marked containers reasonably approved by Landlord and in compliance with applicable Laws. Tenant shall not cause or permit animals, animal waste, food or supplies relating to animals to be used, housed or stored in the Premises or to be transported within the Building. Prior to the Commencement and from time to time during the Term upon written request by Landlord, Tenant, at its sole cost and expense, shall retain a qualified environmental engineer or consultant, reasonably acceptable to Landlord, to inspect all laboratory and other HazMat Facilities in the Premises and confirm in a written report to Landlord that ail such laboratories and HazMat Facilities comply with applicable Laws. If such engineer or consultant cannot issue such report because the laboratories and HazMat Facilities do not comply with applicable Laws, Tenant shall forthwith, at its sole cost and expense, take any and all actions necessary to bring such laboratories and HazMat Facilities into compliance with such Laws.

6.2BANKRUPTCY.

Tenant acknowledges that this Lease is a lease of nonresidential real property and, therefore agrees that Tenant, as the debtor in possession, or the trustee for Tenant (collectively “the Trustee”) in any proceeding under Title 1 1 of the United States Bankruptcy Code relating to Bankruptcy, as amended, or under any other similar Federal or state statute (collectively, the “Bankruptcy Code”), shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief.

If the Trustee proposes to assume or to assign this Lease or sublet the Premises (or any portion thereof) to any person who shall have made a bona fide offer to accept an assignment of this Lease or a subletting on terms acceptable to the Trustee, the Trustee shall give Landlord and lessors and mortgagees, of Landlord of which Tenant has notice, written notice setting forth the name and address of such person and the terms and conditions of such offer, no later than 20 days after receipt of such offer, but in any event no later than 10 days prior to the date on which the Trustee makes application to the Bankruptcy Court for authority and approval to enter into such assumption and assignment or subletting. Landlord shall have the prior right and option, to be exercised by written notice to the Trustee given at any time prior to the effective date of such proposed assignment or subletting, to accept an assignment of this Lease or subletting of the Premises upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment or subletting of this Lease.

The Trustee shall have the right to assume Tenant’s rights and obligations under this Lease only if the

Trustee: (i) promptly cures, or provides adequate assurance that the Trustee will promptly cure, any default under this Lease; (ii) compensates, or provides adequate assurance that the Trustee will promptly compensate, Landlord for any actual pecuniary loss incurred by Landlord as a result of Tenant’s default under this Lease; and (iii) provides adequate assurance of future performance under this Lease. Adequate assurance of future performance by the proposed assignee shall include, as a minimum, that: (a) the Trustee or any proposed assignee of this Lease shall deliver to Landlord a security deposit in an amount equal to at least 3 months’ Rent accruing under this Lease; (b) any proposed assignee of this Lease shall provide to Landlord an audited financial statement, dated no later than 6 months prior to the effective date to such proposed assignment or sublease with no material change therein as of the effective date, which financial statement shall show the proposed assignee to have a net worth equal to at least 12 months’ Rent accruing under this Lease, or, in the alternative, the proposed assignee shall provide a guarantor of such proposed assignee’s obligations under this Lease, which guarantor shall provide an audited financial statement meeting the above requirements of this clause (b) and execute and deliver to Landlord a guaranty agreement in form and substance acceptable to Landlord; and (c) any proposed assignee shall grant to Landlord a security interest in favor of Landlord in all furniture, fixtures, and other personal property to be used by such proposed assignee in the Premises. All payments of Rent required of Tenant under this Lease, whether or not expressly denominated as such in this Lease, shall constitute rent for the purpose of Title 1 1 of the Bankruptcy Code.

The parties agree that for the purposes of the Bankruptcy Code relating to (i) the obligation of the Trustee to provide adequate assurance that Trustee will “promptly” cure defaults and compensate Landlord for actual pecuniary loss, the word “promptly” shall mean that cure of defaults and compensation will occur no later than 60 days following the filing of any motion or application to assume this Lease; and (ii) the obligation of the Trustee to compensate or to provide adequate assurance that the Trustee will promptly compensate Landlord for “actual pecuniary loss,” the term “actual pecuniary loss” shall mean, in addition to any other provisions contained herein relating to Landlord’s damages upon default, payments of Rent, including interest at the rate of 4% per annum in excess of the Prime Rate on all unpaid Rent, all attorneys’ fees and related costs of Landlord incurred in connection with any default of Tenant and in connection with Tenant’s bankruptcy proceedings.

Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease and each of the conditions and provisions hereof on and after the date of such assignment. Any such assignee shall, upon the request of Landlord, forthwith execute and deliver to Landlord an instrument, in form and substance acceptable to Landlord, confirming such assumption.

ARTICLE VII - CASUALTY AND TAKING

7.1CASUALTY AND TAKING.

A.Repair of Damages. If the Building or Premises are damaged by fire, casualty or other destruction thereby rendering the Building or Premises totally or partially inaccessible or unusable, Landlord shall, within thirty (30) days after the date of such damage, at its sole expense reasonably determine (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required government permits) how long it will take to restore the damaged area to substantially its condition prior to the fire or other casualty (the ‘Casualty Opinion”). If, in Landlord’s Casualty Opinion, restoration of the Building and Premises substantially to the condition of the Building and Premises prior to the date of such casualty and in compliance with applicable zoning and other applicable laws, permits, approvals and regulations within one hundred eighty (180) days from the date of the damage is not reasonably possible, this Lease shall terminate at Landlord’s election by written notice to Tenant within thirty (30) days after the delivery of Landlord’s Casualty Opinion, which notice shall state the effective date of termination which shall not be more than sixty (60) days nor less than 30 days after the date of such notice. If in any such case the Premises are rendered totally or partially inaccessible or unusable, and Landlord does not so elect to terminate this Lease, Landlord shall, at

Landlord’s expense to the extent permitted by the net award of insurance available to Landlord, repair such damage; provided. however, that Landlord shall have no obligation to repair any damage to, or to replace, Tenant’s personal property. Except as otherwise provided herein, if all or a substantial part of the entire Premises is rendered untenantable by reason of the insured fire, casualty or other destruction, then installments of Annual Rent and additional rent shall abate for such period in the proportion which the area of the Premises so rendered untenantable bears to the total area of the Premises; and provided, further, if, prior to the date when such repairs have been completed, any portion of the Premises as damaged shall be rendered tenantable and shell be used or occupied by Tenant or any person claiming through or under Tenant, then the amount by which the Annual Rent and additional rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when such repairs are completed. In addition, if the Premises or the Building is damaged or destroyed within the last year of the Term and either such damage renders at least fifty percent (50%) of the Premises unusable or inaccessible or, in Landlord’s Casualty Opinion, the time necessary to substantially repair and restore such damage exceeds one-sixth of the remaining Term (calculated from date of the damage), then this Lease shall terminate as of the day Landlord’s Casualty Opinion is issued, and the then-applicable Annual Rent and additional rent shall be apportioned as of such date, including any rent abatement as provided above.

B.Termination by Tenant. Notwithstanding the foregoing, it prior to or during the Term of this Lease the Premises is damaged by fire, casualty or other destruction rendering the Premises totally or partially inaccessible or unusable, and either (1) according to the Landlord’s Casualty Opinion, restoration to substantially its condition prior to the fire or other casualty within one hundred eighty (180) days from the date of damage is not reasonably possible, or (2) this Lease is not terminated by either Landlord or Tenant, and restoration of the Premises is not substantially completed within one (1) month following expiration of the period of time within which Landlord estimated that such restoration could be completed (as stated in Landlord’s Casualty Opinion), as such period is extended due to Force Majeure (in accordance with Section 10.12 hereof), then Tenant may give to Landlord (within thirty (30) days after receipt of notice from Landlord that the restoration will require more than one hundred eighty (180) days or within thirty (30) days after the estimated completion date set forth in Landlord’s Casualty Opinion, as the case may be) ten (10) days’ notice of termination of this Lease, and, in the event such notice is given, this Lease shall terminate (whether or not the Term shall have commenced) upon the expiration of such ten (10) days (provided Landlord has not sooner substantially completed restoration as herein required) and the then-applicable Annual Rent shall be apportioned as of such date, including any rent abatement as provided above.

7.2TAKING.

This Lease shall terminate on the date title thereto vests in a governmental or quasigovernmental authority pursuant to a condemnation (as hereinafter defined), and rent shall be apportioned as of such date (a) if the entire Building or the entire Premises or the occupancy of either the entire Building or the entire Premises shall be taken or condemned by any governmental or quasigovernmental authority or sold to a governmental or quasi-governmental authority under threat of such a taking or condemnation (collectively, “condemned” or “condemnation”), (b) at Landlord’s election, by written notice to Tenant, if more than 30% of the Premises is rendered wholly unusable or inaccessible or otherwise untenantable as a result of any condemnation, or (c) at Landlord’s election, by written notice to Tenant, if such condemnation results in a taking to more than 20% of the Building or a reduction by more than 20% of the fair market value of the Building. In addition, on the date title vests in a governmental or quasi-governmental authority pursuant to condemnation described in clause (b) or (c) of this Section 7.2 or pursuant to a condemnation which results in more than 30% of the floor area of the Premises being condemned, this Lease may also be terminated, at Tenant’s election by written notice to Landlord within thirty (30) days following such taking, unless, within such thirty (30) days, Landlord offers to relocate the affected portion of the Premises to another location in the Building comparable to and substantially the same size as the area condemned. Landlord or Tenant may exercise any option given to it hereunder to terminate this Lease provided that Tenant or Landlord, as the case may be, delivers written notice to other no later than thirty (30) days prior to the date title vests in the governmental or quasi-governmental authority. If a condemnation occurs which does not automatically result in a termination of this Lease in accordance with this Section 7.2 and neither Landlord nor Tenant has the option or timely exercises its option to terminate this Lease as herein provided, then this Lease shall continue in full force and effect as to the part of the Premises not condemned, except that, as of the date title vests in such authority, Tenant shall not be required to pay rent with respect to the part of the Premises condemned (including, without limitation, any part of the Premises condemned temporarily, in which case Tenant shall not be required to pay installments of Annual Rent, additional rent or any other sums with respect to such part of the Premises during such period of time.

7.3RESERVATION OF AWARD.

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, Building or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and hereby irrevocably designates and appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable trade fixtures installed by Tenant or anybody claiming under Tenant, (it) other personal property of Tenant, (iii) loss of customer good will, or (iv) moving and relocation expenses recoverable by Tenant from such authority in a separate action.

ARTICLE VIII - RIGHTS OF MORTGAGEE

8.1PRIORITY OF LEASE.

This Lease is and shall continue to be subject and subordinate to any mortgage now or hereafter of record covering the Lot or Building or both (the “mortgaged premises”) created by Landlord upon acquisition of title to the Lot or thereafter and to any and all advances hereafter made thereunder and to the interest of the holder or holders thereof in the Lot or the Building, or both of them. This Lease shall also be subject and subordinate to the Ground Lease (and all modifications and extensions thereof) under which Landlord acquires its interest in the Lot. Any such mortgage or ground lease to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder or ground lessor deems usual or customary.

Notwithstanding the foregoing, Landlord agrees to obtain a non-disturbance and attornment agreement from the current holder of any mortgage substantially in the form attached hereto as Exhibit J, or such other commercially reasonable form required by said mortgagee, which confirms the subordination of this Lease as aforesaid and whereby such holder will agree, so long as Tenant is not then in default hereunder, to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder (or a third party) through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such mortgage or such purchaser as Landlord in such event, which agreement shall be made to expressly bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing Landlord’s interest in the mortgaged premises at any foreclosure sale or otherwise. The holder of such mortgage shall have the election to subordinate the same to the rights and interests of Tenant under this Lease exercisable by filing with the appropriate recording office a notice of such election, whereupon the Tenant’s rights and interests hereunder shall have priority over such mortgage or deed of trust. In addition, Landlord agrees to use commercially reasonable efforts to obtain a non disturbance and attornment agreement from the ground lessor under the Ground Lease substantially in the form attached hereto as Exhibit K.

The word “mortgage” as used in this Lease includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage.

8.2RIGHTS OF MORTGAGE HOLDERS: LIMITATION OF MORTGAGEE’S LIABILITY.

Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure and until a ground lessor shall enter and take possession of the Premises upon termination of the Ground Lease, such holder or ground lessor shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosing or following termination of the Ground Lease, such holder or ground lessor which takes possession of the Premises, as the case may be, shall have all rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 10.4 no such holder of a mortgage or ground lessor shall be liable, either as mortgagee, ground lessor or as assignee, to perform or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder or ground lessor shall enter and take possession of the Premises upon termination of the Ground Lease or for the purpose of foreclosure. Upon any such entry, the holder or ground lessor shall be liable to perform all of the obligations of Landlord accruing from and after such entry, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding or creation of a new or replacement ground lease shall be deemed a conveyance under said provisions to the owner of the equity or ground lessee of the Premises. For the purpose of this Lease, the word “foreclosure” shall include any trustee’s sale pursuant to the terms of a deed of trust and sale in execution of any other voluntary lien or encumbrance.

8.3INTENTIONALLY OMITTED.

8.4NO PREPAYMENT OR MODIFICATION, ETC.

Tenant shall not pay Annual Rent, Estimated Monthly Payments, Estimated Monthly Real Estate tax Payments, Tenant’s Annual Electrical Cost, other additional rent or any other charge more than ten (10) days prior to the due date thereof, No prepayment of Annual Rent, additional rent or other charge, no assignment of this Lease and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease shall be valid unless consented to in writing by Landlord’s mortgagees of record, if any.

8.5NO RELEASE OR TERMINATION.

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 8.5 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist, not exceeding one hundred twenty (120) days in the aggregate.

8.6CONTINUING OFFER.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Article VII) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party to this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article VI.

8.7MORTGAGEE’S APPROVAL.

If the holder of any mortgage created by Landlord as security for financing of Landlord’s acquisition of the Lot or construction of the Base Building shall require a modification of the terms and provisions of this Lease as a condition to providing its financing for the said acquisition or construction or any lender shall require such modification as a condition to granting a new mortgage loan for the Building, Landlord shall have the right to cancel this Lease if Tenant refuses to execute and deliver to Landlord, within 30 days after Landlord’s request therefor, a written agreement incorporating such modifications into this Lease; provided, however, that the modifications required do not result in an increase in the rent or additional rent payable by Tenant hereunder or otherwise materially increase Tenant’s obligations or materially reduce Tenant’s rights hereunder.

ARTICLE IX - DEFAULT

9.1EVENTS OF DEFAULT.

If Tenant shall fail to pay Annual Rent, additional rent, Tenant Improvement Reimbursement to Landlord or any installment thereof or any other monetary obligation including, but not limited to the failure to deliver any amount or letter of credit due as a rent or security deposit arising hereunder to Landlord as and when herein provided and such failure continues after written notice thereof for more than 5 business days; or if Tenant attempts or purports to transfer, assign or encumber this Lease or to sublease or grant a right of use or occupancy in the Premises without complying with Section 6.1 .6 hereof; or if any other default by Tenant shall occur and continue after notice thereof for more than 30 days and such additional timer if any, (not exceeding 90 days in the aggregate) as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in 30 days and Tenant diligently endeavors to cure such default and does within 90 days following such notice; or if Tenant becomes insolvent, fails to pay its debts as they fall due, files a petition under any chapter of the U.S. Bankruptcy Code, 1 1 U.S.C. 101 et seq., as it may be amended (or any similar petition under any insolvency law of any jurisdiction), or if such petition is filed against Tenant and is not dismissed within sixty (60) days; or if Tenant proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property of Tenant; or if the leasehold hereby created is taken on execution or other process of law in any action against Tenant; then, and in any such case (herein sometimes referred to as an “Event of Default”), Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without further notice exercise any and all remedies permitted by state or federal law. In the event of any such default, Landlord shall also have the right to re-enter and take possession of all or any portion of the Premises and expel Tenant and those claiming through or under Tenant, either by summary proceedings or by any other action at law, in equity, or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease. Tenant hereby waives all rights of redemption, if any, to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2TENANT’S OBLIGATIONS AFTER TERMINATION.

In the event that this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant. Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved, there shall be included, in addition to the Annual Rent and all additional rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue. Tenant further covenants as an additional and cumulative obligation after any such termination to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next foregoing covenant, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord’s expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and (iii) keep the Premises vacant unless and until Landlord is able to rent the Premises to a tenant which is at least as desirable and financially responsible as Tenant is on the date of this Lease, on terms not less favorable to Landlord than those of this Lease. No action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to or less than the amount of the loss or damages referred to above.

ARTICLE X - MISCELLANEOUS

10.1NOTICE OF LEASE.

Tenant agrees that it will not record this Lease. Upon request of either party, both parties shall execute and deliver, after the Term begins, a short form of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination. All fees and recordation and transfer taxes in connection with any such recording of a short form of this Lease shall be paid by the party recording such instrument.

10.2RELOCATION.

Landlord reserves the right to relocate the Premises to comparable space within the Building or elsewhere within the project in which the Building is located by giving Tenant prior written notice of such intention to relocate. If within 90 days after receipt of such notice Landlord and Tenant have not agreed on the space to which the Premises are to be relocated and the timing of such relocation, Landlord may, without further liability or obligation, by written notice terminate this Lease on that date which is 90 days after delivery of such notice. If Landlord and Tenant do so agree, then effective on the date of such relocation, this Lease shall be amended by deleting the description of the original Premises and substituting therefor a description of such comparable space. Landlord agrees to pay the reasonable costs of moving Tenant to such other space.

10.3NOTICES FROM ONE PARTY TO THE OTHER.

All notices, consents, approvals and other communications required or permitted hereunder shall be in writing and addressed, if to the Tenant, at Tenants Address or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at Landlord’s Address or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall have been deemed duly given when personally delivered to such address by hand or when delivered overnight by a nationally recognized air courier.

10.4BIND AND INURE.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Landlord named herein and each successive owner or ground lessee of the Building and Lot shall be liable only for the obligations accruing during the period of its ownership of the Building and Lot or a ground leasehold estate therein. The obligations of Landlord shall be binding upon, and recourse shall be limited solely to Landlord’s leasehold interest in the Building and Lot. No individual partner, member, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease, and Tenant shall look solely to Landlord’s interest in the Building and Lot as aforesaid in pursuit of its remedies upon an event of default by Landlord hereunder, and the assets of the individual partners, members, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant. Notwithstanding anything herein to the contrary, if any provision of this Lease obligates Landlord not to unreasonably withhold or delay its consent or approval, an action for declaratory judgment or specific performance shall be Tenant’s sole right and remedy in any dispute as to whether Landlord has violated such obligation.

10.5NO SURRENDER.

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.6NO WAIVER, ETC.

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 6.1.4., whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant in the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Annual Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver be in writing and signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

10.7NO ACCORD AND SATISFACTION.

No acceptance by Landlord of a lesser sum than the Annual Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.8CUMULATIVE REMEDIES.

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord and Tenant shall each be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.9RIGHT TO CURE.

If Tenant shall at any time default beyond the applicable notice and cure period in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the Default Rate, and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord) shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

10.10ESTOPPEL CERTIFICATE.

Tenant agrees, from time to time, upon not less than 15 days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying: that this Lease is unmodified and in full force and effect; that, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Rent and additional rent and no defenses against Tenant’s obligation to perform its other covenants under this Lease; that, there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail); and the dates to which the Annual Rent, additional rent and other charges have been paid and such other matters or facts as reasonably requested by Landlord. Any such statement delivered pursuant to this Section 10.10 shall be in the form attached hereto as Exhibit G or such other form as may reasonably be requested by Landlord or any prospective purchaser of Landlord’s interests under this Lease or holder of a mortgage upon the-premises which include the Premises or any prospective assignees of any such holder and may be relied upon by any such prospective purchaser, holder of a mortgage or assignee thereof.

10.11WAIVER OF SUBROGATION.

Any insurance carried by either party with respect to the Premises and property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrences of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for _injury or loss due to hazards covered by insurance containing such clause or endorsement to the extent of the indemnification received thereunder or to the extent of the indemnification such party would have received under such insurance if such party had maintained all insurance that it is required to maintain hereunder.

10.12INTENTIONALLY OMITTED.

10.13FORCE MAJEURE.

If either party shall be delayed in performing any obligation under this Lease for any of the reasons set forth below, except any obligation to pay Annual Rent or additional rent or any other sums of money payable hereunder, the time for such performance shall be extended by a period of time equal to such delay, and the party shall not be deemed to be in default where such delays or defaults are due to any one or more of the following (herein referred to as “Force Majeure”): war; insurrection; civil commotion; unusually severe weather; terrorism; strikes; lock-outs; riots; floods; earthquakes; fires; casualties; acts of God; epidemics; quarantine restrictions; freight embargoes; reasonably unforeseeable labor, equipment or material shortages; acts or failure to act of Montgomery County or any other public or governmental agencies or entity; continued illegal occupancy of persons in possession of the Lot or Building or any other reasonable cause relating to this Lease beyond the control or without the fault of the party claiming an extension of time to perform.

10.14BROKERAGE

Tenant represents and warrants that it has dealt with no broker in connection with this transaction other than Cushman & Wakefield of Maryland, Inc. and Scheer Partners, Inc., and agrees to defend, with counsel approved by Landlord, indemnify and save Landlord harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent, other than Cushman & Wakefield of Maryland, Inc. and Scheer Partners, Inc., with respect to Tenant’s dealings in connection with this Lease.

10.15SUBMISSION NOT AN OFFER.

The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each of them.

10.16	REPRESENTATIONS OF LANDLORD.

Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises, the Building, the parking facilities, the Lot, or any other portions of the project except as herein expressly set forth. No representation is made regarding the suitability of the premises for Tenant’s particular use or the compliance of Tenants use with applicable Laws, regulations and restrictions set forth in the applicable land records. All reliance with respect to any representations or promises is based solely on those contained herein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

10.17NO MERGER OF TITLE.

There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Lot by reason of the fact that the same person or entity may own or hold (i) the leasehold estate created by this Lease or any interest in such leasehold estate and (ii) the fee estate in the Lot or any interest in such fee estate; and no such merger shall occur unless and until al’ persons, including Tenant, having any interest in (i) the leasehold estate created by this Lease or (ii) the fee estate in the Lot, shall join in a written instrument affecting such merger and shall duly record the same.

10.18WAIVER OF TREAL BY JURY.

THE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER INVOLVING ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE AND OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. IN THE EVENT LANDLORD COMMENCES ANY PROCEEDINGS FOR NONPAYMENT OF ANY AMOUNT DUE PURSUANT TO THIS LEASE, TENANT AGREES NOT TO INTERPOSE ANY COUNTER CLAIM (OTHER THAN MANDATORY COUNTERCLAIMS) OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDINGS. THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF TENANT’S RIGHT TO ASSERT ANY SUCH CLAIM IN ANY SEPARATE ACTION OR ACTIONS BROUGHT BY TENANT.

10.19HAZARDOUS MATERIALS.

As used in this Lease, the term “Hazardous Materials” means hazardous wastes,” as defined by the Resource

Conservation and Recovery Act of 1976, 42 U.S.C. SS 6901 et seq., as amended from time to time and the regulations adopted and publications promulgated pursuant to said Act; (ii) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1 980, 42 U.S.C. SS 9061 et seq., as amended from time to time and the regulations adopted and publications promulgated pursuant to said Act; (iii) “toxic substances,” as defined by the Toxic Substances Control Act, 15 U.S.C. SS 2601 et seq., as amended from time to time and the regulations adopted and publications promulgated pursuant to said Act; (iv) “Hazardous Materials,” as defined by the Hazardous Materials Transportation Act, 49 U.S.C. SS 1802, et seq., as amended from time to time and the regulations adopted and publications promulgated pursuant to said Act; (v) oil or other petroleum products; (vi) any material, waste or substance which is designated as a “hazardous substance” pursuant to Section 31 1 of the Clean Water Act, 33 U.S.C. SS 1251, et seq., or listed pursuant to Section 307 of the Clean Water Act, 33 U.S.C. SS 1317, et seq.; (vii) chlorofluorocarbons, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde, polychlorinated biphenyls and radon gas; (viii) any other chemicals, biological agents, microbes, viruses, bacteria, materials or substances defined as or included in the definitions of “hazardous substances, “ “hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “bio-hazard,” “biological waste,” “medical waste, “ or words of similar import, under any applicable federal, state, or local law or regulation; or (ix) any other flammable, combustible, or explosive liquid or material. “Hazardous Materials” does not include products normally used in operating and maintaining office and classroom space, including cleaning compounds and the like provided such products are sold and used for their intended purpose in accordance with applicable Laws and regulations.

Tenant shall not cause or permit any Hazardous Materials to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled, or disposed of in, on, under or about the Premises, the Building or the Lot by Tenant or Tenant’s Invitees; provided, that Tenant may use and store in the Premises reasonable quantities of standard office supply products and products of the type and quantities identified on Exhibit I hereto used in the conduct of the Permitted Uses provided that (i) Tenant conducts its business according to prudent industry practices, (ii) the use and presence of Hazardous Materials is strictly and property monitored and reported according to all Laws then applicable to the generation, use, storage, treatment, release, spill, discharge or disposal of Hazardous Materials (sometimes herein referred to as ‘Environmental Laws”), and (iii) Tenant complies with all applicable Laws pertaining to the generation, use, storage, treatment, release, spill, discharge or disposal thereof including, without limitation, all such Environmental Laws. As a material inducement to Landlord to allow Tenant to use hazardous material in connection with its business on the Premises, Tenant has delivered to Landlord the list attached hereto as Exhibit I identifying each type and quantities of hazardous material to be brought upon, kept, used, stored, handled, treated, generated on, or released, discharged or disposed of from the Premises and setting forth any and all governmental approvals or permits required in connection with the use, storage, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new hazardous material is brought onto, kept, used, stored, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “HazMat Documents”) relating to the use, storage, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Law; plans relating to the installation of any storage tanks to be installed in the Premises (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local governmental authorities for any storage tanks installed in or on the Premises for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 6.1 .2 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the HazMat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. Without in any manner limiting Landlord’s rights and Tenant’s obligations under any other indemnity set forth in this Lease, Tenant shall indemnify, defend, with counsel reasonably approved by Landlord, and hold Landlord harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting costs, claims, damages (including, without limitation, punitive damages), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from (i) a breach of this Section 10.18 or Section 6, 1.2 by Tenant or Tenant’s Invitees, or (ii) the generation, use, storage, treatment, discharge, release, spill or disposal of Hazardous Materials by Tenant or Tenant’s Invitees.

Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises, Building or the Lot has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test; provided, however, that if Tenant conducts its own tests of the Building or the Lot using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and Lot to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shaft deliver to Landlord or its consultant such nonproprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Invitee. If contamination has occurred for which Tenant is liable under this Section, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests, subject to Section 4.2. Landlord shall provide Tenant with a copy of all third party, nonconfidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Laws. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any fights which Landlord may have against Tenant.

If tanks storing Hazardous Materials located on the Premises are used by Tenant or are hereafter placed on the Premises by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any storage tanks, and take or cause to be taken all other actions necessary or required under applicable Laws, as such now exist or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises, Building or Lot of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Annual Rent and Additional Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Annual Rent and Additional Rent shall be prorated daily. In the event that Hazardous Materials are discovered upon, in, or under the Premises, and any governmental agency or entity having jurisdiction over the Premises requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Premises by Tenant or the actions or omissions of Tenant or Tenant’s Invitees. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Premises, the Building or the land on which the Building is located without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Premises, the Building, or the Lot or any portion thereof, (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any applicable laws, rules or regulations relating to Hazardous Materials; (iii) any claim made or threatened by any person against Tenant, the Premises, the Building or the land on which the Building is located relating to damage, contribution, cost, recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on, under, or about or removed from the Premises, the Building or the land on which the Building is located including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within 5 business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Building, the Lot or the Premises or Tenant’s use or occupancy thereof.

10.20PARKING.

Tenant may under this Lease and the Campus CCRs use no more than 3.5 parking spaces for each 1,000 rentable square feet of floor area in the Premises in such location or locations upon the Campus as may be designated from time to time by Landlord in accordance With the Ground Lease and Campus CCRs, which, shall be in common with other tenants and subject to the rights of other tenants, on a first-come, first-serve basis; provided all such parking shall be subject to the terms of the Ground Lease and Campus CCRs and Tenant shall not incur any charge for such parking. Use of all such parking spaces shall be in compliance with all rules, regulations, and restrictions set forth by (a) Landlord, (b) all governmental authorities, and (c) the Campus CCRs. Tenant shall reimburse Landlord for the expense of towing any vehicle parked in violation of such rules, regulations, and restrictions where the violation has resulted from the improper use of such space by an employee, licensee, invitee or guest of Tenant; and shall pay to Landlord, upon written demand therefor, a penalty equal to twice the penalty imposed in accordance with the Campus CCRs (currently $25) per violation of such rules, regulations, and restrictions by any identified employee, invitee, licensee or guest of the Tenant. Landlord reserves the right, from time to time, without notice or liability to Tenant to (i) install gates to control access to the parking facility or (ii) to alter or relocate the parking facility, including the right to relocate the parking facility on or off the Lot. Landlord shall not have the right to charge market rates for parking in the event a parking structure is erected for the benefit of the Building and all parking for Tenant shall remain free of charge.

10.21SURVIVAL.

Tenant’s liability for amounts which become due under this Lease and the terms and conditions of the covenants and indemnities set forth in Sections 3.1, 6.1 7, 10.13 and 10.18 and the provisions of Landlord’s covenants and indemnities under Sections 5.1.7 shall remain effective after the expiration or sooner termination of this Lease, for the period of any applicable statutes of limitations.

10.22APPLICABLE LAW AND CONSTRUCTION.

This Lease shall be governed by and construed in accordance with the laws of the State of Maryland (not including its choice of law rules). If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable, provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

This Lease, including the exhibits and riders hereto, contains the entire agreement of the parties hereto.

There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several,

The term “Business Day” or “business day” shall mean any day other than a Saturday, Sunday or a day on which the United States Government offices in the State of Maryland are closed on account of holiday (“Legal Holiday”). Any expression of a time period measured by days which does not expressly provide that it refers to business days shall be deemed to be calendar days. Any time a time period will expire on a day which is a Saturday, Sunday, or Legal Holiday, or if such time period is measured by business days, not a business day, such time period shall be deemed to extend to the next day which is not such a day.

10.23CONFIDENTIALITY.

The terms of this Lease are privileged and confidential, intended only for the use of Landlord and Tenant. Both parties shall keep the terms of this Lease and any negotiations or agreements related hereto strictly confidential and shall not disclose the same to any other persons or entities excepting only (i) attorneys agents or employees involved in this transaction who have agreed to keep all such information confidential as herein provided (ii) as mutually and specifically agreed otherwise, (iii) as required by order of any court or governmental authority with jurisdiction or by any regulatory or governmental agencies, including the Tenant’s filings with the Securities and Exchange Commission, or (iv) attorneys, agents or employees of the ground lessor under the Ground Lease and all lenders, investors or purchasers involved in any transaction relating to the sale or financing of the Land and Building or any interest therein or any interest in Landlord.

10.24METHOD OF MEASUREMENT.

Rentable Floor Area of the Premises and the Building was measured in accordance with a modified Standard Method of Measuring Floor Area in Office Buildings, Building Owners and Managers Association International (1 996), and its guidelines (“BOMA”) provided that the Rentable Floor Area of the Premises shall be equal to the product of (1) the “useable square footage of the Premises” measured in accordance with BOMA and (2) 1.15. If Landlord or Tenant so elects by written notice to the other delivered not later than the -Commencement Date, Landlord’s Architect shall prepare (at the expense of the party requesting such measurement) a measurement of the Premises, and if the useable square footage of the Premises is determined to be more or less than the useable square footage that was used by Landlord in determining the Rentable Floor Area of Tenant’s Space as set forth in Section 1 .1 hereof, then in either such case this Lease shall be amended in writing, adjusting for all purposes hereunder the specified Rentable Floor Area of Tenant’s Space and the calculation of Annual Rent in accordance with Section 1 .1 and Section 4.1 of this Lease, and such amendment shall be reflected in the lease Commencement Date Agreement. Notwithstanding anything herein to the contrary, except in the case of a remeasurement described above timely exercised by Landlord or Tenant and the amendment of this Lease to reflect the results of such remeasurement as herein provided, Landlord and Tenant agree that for all purposes under this Lease the Rentable Floor Area of the Premises is 5,365 square feet.

10.25APPROVALS.

If Landlord approves plans, specifications, contracts, contractors, sublessees or assignees, subleases or assignments for any purpose under this Lease, such approval shall be solely for the purpose of confirming that the plans, specifications, contract, contractor, sublease, assignment, sublessee or assignee complies or fails to comply with the terms and conditions of this Lease and the Rules and Regulations of Landlord applicable thereto (and, in the case of contractors, assignees or sublessees, that their business, reputation, credit history and financial condition are or are not satisfactory to Landlord). In no event shall such approval constitute approval of the plans, specifications, contractors, contract, sublessees or assignees, subleases or assignments for any other reason or purpose and in no event shall Landlord have any liability or obligation for or under the same.

10.26GROUND LEASE PROVISIONS.

Tenant acknowledges that the Ground Lease contains the following provisions which are incorporated herein by reference (as used in the following three paragraphs only, “Landlord” shall mean JHU as ground landlord under the Ground Lease, “Tenant” shall mean MCC3, LLC, as ground tenant under the Ground Lease, “Subtenants” shall mean tenants of the Building, “this Lease” shall mean the Ground Lease, “Sublease” shall mean a lease of space in the Building, “MCC Land” shall mean the Montgomery County Campus of JHU, and the “Memorandum of Lease” shall mean the memorandum of ground lease relating to the Ground Lease, which is to be filed among the land records of Montgomery County, Maryland):

“14.2 Permitted Subleases. Tenant shall give Landlord ten (10) days’ advance written notice of the identity of any proposed Subtenant before entering into a Sublease with such Subtenant. Tenant shall have the right to sublease all or any portions of the Improvements without Landlord’s prior approval to one or more Subtenants provided that (i) the Subtenant is not a Prohibited Person and (ii) the uses permitted under the Sublease to such Subtenant comply with the requirements of applicable zoning and land use ordinances and regulations, covenants, conditions, and restrictions of record, including, without limitation, the• Estoppel and the Campus CCRs (collectively, “Land Use Restrictions”) as such Land Use Restrictions are in effect as of the date hereof, unless subsequent land use ordinances and regulations are more restrictive, in which case the more restrictive land use ordinances and regulations shall become applicable to the uses permitted under this Lease, subject to permitted exemptions and grandfather provisions allowing the continuation of existing uses. ‘f after the date hereof, land use ordinances and regulations become more permissive as to permitted uses, such more permissive land use ordinances and regulations shall not be applicable to the uses permitted under this Lease to the extent they are more permissive until Landlord and Tenant shall have specifically agreed in writing that the more permissive land use ordinances and regulations will be applicable. Tenant shall deliver a photocopy of each executed Sublease to Landlord within thirty (30) business days following execution of the same.

14.3Landlord Approval. If Tenant desires to determine whether Landlord would object to a Subtenant because Landlord believes that the Subtenant is a Prohibited Person, Tenant may, if it so elects, give Landlord prior written notice of the identity of the Person with which Tenant contemplates entering into a Sublease together with comprehensive information regarding such Person in reasonable detail sufficient to assess whether such Person is a Prohibited Person in accordance with this Article XIV. Tenant’s notice to Landlord shall, on the face of the envelope and n the top of the first page of the notice, state the following in all capital letters:

“PROHIBITED PERSON NOTICE UNDER SECTION 14.3 OF THE PHASE GROUND LEASE, MONTGOMERY COUNTY CAMPUS. APPROVAL DEEMED GIVEN IF OBJECTION IS NOT MADE IN WRITING WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE. Landlord will then advise Tenant in writing within ten (10) business days as to whether it objects to the proposed Subtenant in question, stating in reasonable detail the grounds for Landlord’s objection. Each Subtenant under a proposed Sublease delivered to Landlord shall be deemed approved unless Landlord advises Tenant of Landlord’s objection to the Subtenant under such Sublease within the aforesaid period following receipt of the same. If Landlord timely objects in writing to any proposed Subtenant as herein provided, and Tenant disagrees with Landlord’s objection, then representatives of Landlord and Tenant shall meet to discuss the reasons for Landlord’s objection and why Tenant believes such objection is not justified.

14.4Prohibited Persons. For purposes hereof, “Prohibited Person” shall mean a Person: (a) that is generally known to the public to engage directly in: (i) the manufacture or sale of consumer products (such as, without limitation, alcoholic beverages, tobacco products, or weapons, but not including drugs sold over the counter or by medical prescription) recognized as hazardous to human health by federal or Maryland state governmental authorities, (ii) the publication, manufacture, sate, distribution, promotion or purveyance of pornographic material, or (iii) gambling or (b) who or which (including any member of an entity’s executive management in the course of employment) has been convicted within the ten (10) year period preceding the date of this Lease of any violation of law that constitutes a felony; or (c) which is a university or college (or any Affiliate thereof) other than Landlord or a college or university which is an Affiliate of Landlord; or (d) engaging in a mission likely to involve activities on the MCC Land which are themselves disruptive or a direct risk to the physical security of people or property on the MCC Land. Notwithstanding the foregoing, no federal, state or local governmental entity, agency or authority (other than a college or university) shall be a “Prohibited Person” for the purposes of this Lease. Sections 14.1, 14.2, 14.3, and 14.4 shall constitute covenants that run with the Land and shall be included in the Memorandum of Lease. Sections 14.2, 14.3 and 14.4 shall be incorporated into each and every Sublease and No disturbance and Attornment Agreement with respect to such Sublease. Each and every Sublease shall state that the use of the premises subject to such Sublease for any of the proscribed activities shall be a default under the Sublease and cause for eviction.

ARTICLE - SECURITY DEPOSIT

Tenant’s Security Deposit in the amount set forth in Section 1 .1 shall, following receipt thereof by Landlord, be held by Landlord, as security, without interest, for and during the Term, which deposit shall be returned to Tenant following the termination of this Lease upon delivery of Landlord’s Statement for the final fiscal year or portion thereof within the Term, provided that all Annual Rent and additional rent due from Tenant has been paid and there exists no breach of any undertaking of Tenant. If a” or any part of the Security Deposit is applied to an obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the Security Deposit to its original amount. Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Upon any conveyance by Landlord of its interest under this Lease, the Security Deposit may be delivered by Landlord to Landlord’s grantee or transferee. Upon any such delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the Security Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee for the return of such security. It is further understood that this provision shall also apply to subsequent grantees and transferees.

Tenant shall have the right to deliver to Landlord an unconditional, irrevocable letter of credit (the “Letter of Credit”) in substitution for the cash Security Deposit, subject to the following terms and conditions. Such letter of credit shall be (a) in form and substance satisfactory to Landlord in its sole discretion; (b) at all times in the amount of the Security Deposit, and shall permit multiple draws; (c) issued by a commercial bank reasonably acceptable to Landlord from time to time and located in the Washington, D.C. metropolitan area; (d) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building or, at Landlord’s option, the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); (e) payable at sight upon presentment to a local branch of the issuer of a simple sight draft; (f) of a term not less than one year; and (g) at least 60 days prior to the then-current expiration date of such letter of credit either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the amount of the Security Deposit. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Tenant fails to timely comply with the requirements of subsection (g) above, then Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant. Landlord may draw upon the whole or any part of the Letter of Credit in the event of any default by Tenant under the Lease and if any part of the amount so drawn is applied to an obligation of Tenant herein, Tenant shall forthwith restore the Letter of Credit to its original amount. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or below A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within 10 days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within 10 days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

ATTEST:	LANDLORD:

MCC3,LLC
	By:	Spaulding and Slye MCC3 LLC, Manager
	By:	Spaulding and Slye Holdings LLC, Manager

	By:	/s/ Marshall Durston
Name:
Title:

ATTEST:	TENANT:

SYNTHETIC BIOLOGICS, INC.
	By:	/s/ Jeffrey Riley
Title: CEO